Exhibit. 10.1

SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of

September 29, 2023,

among

SDC FINANCIAL LLC,
a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, as Borrower,

SMILEDIRECTCLUB, INC.,
a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, as the Parent,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

CLUSTER HOLDCO LLC, as Administrative Agent,

and

CLUSTER HOLDCO LLC, as Collateral Agent

i

ii

SCHEDULE:
Schedule 1.01	—	Agreed Security Principles
Schedule 1.02	—	Individuals with Knowledge
Schedule 1.03	—	Debtor Entities
Schedule 2.01 (T-1)	—	Initial Draw T-1 Commitments
Schedule 2.01 (T-2)	—	Delayed Draw T-2 Commitments
Schedule 5.17	—	Post-Closing Obligations
Schedule 6.01 (b)	—	Material Funded Indebtedness
Schedule 6.01 (e)	—	Intercompany Claims

EXHIBITS:
Exhibit A	—	Form of Assignment and Assumption
Exhibits B-1 to B-4	—	Form of Tax Compliance Certificates
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	[Reserved]
Exhibit E	—	Form of Secretary’s Certificate
Exhibit F	—	Form of Closing Date Certificate
Exhibit G	—	Form of Borrowing Request
Exhibit H	—	Initial Budget
Exhibit I	—	Form of Interim DIP Order

iii

SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of September 29, 2023, between SDC FINANCIAL LLC, a Delaware limited liability company (the “Borrower” or the “Company”, as applicable), SMILEDIRECTCLUB, INC., a Delaware corporation (the “Parent”), CLUSTER HOLDCO LLC and each other person from time to time party hereto as a lender (each, a “Lender” and together the “Lenders”) and CLUSTER HOLDCO LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders (in such capacity, the “Collateral Agent”).
WHEREAS, on September 29, 2023 (the “Petition Date”), Parent, the Borrower and certain of the Parent’s Subsidiaries set forth in Schedule 1.03 (each, a “Debtor” and collectively, the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under chapter 11 of the Bankruptcy Code (each case of the Borrower and each other Debtor, a “Case” and collectively, the “Cases”) and have continued in the possession of their assets and the management of their business pursuant to Section 1107 and 1108 of the Bankruptcy Code;
WHEREAS, prior to the Petition Date, the Prepetition Revolving Lender (as defined below) provided financing to SmileDirectClub, LLC (“SDC LLC”) pursuant to that certain Revolving Credit and Security Agreement, dated as of August 4, 2023, as amended, amended and restated, modified, or otherwise supplemented from time to time (the “Prepetition Revolving Credit Agreement”), by and among SDC LLC, as borrower, the Parent and certain Subsidiaries of the Parent as guarantors party thereto from time to time, and the Prepetition Revolving Lender (as defined below);
WHEREAS, as of the Petition Date, the Prepetition Revolving Lender had outstanding Prepetition Revolving Commitments of $10,000,000 under the Prepetition Revolving Credit Agreement, of which $5,000,000 was outstanding as Prepetition Revolving Loans (the “Prepetition Outstanding Revolving Loans”);
WHEREAS, the Borrower has requested that the Lenders provide a superpriority senior secured debtor-in-possession term loan credit facility in an aggregate principal amount not to exceed $80,000,000 (the “DIP Facility”), consisting of $20,000,000 in term loan commitments in respect of Initial Draw T-1 Loans to be made in a single draw on the Initial Draw T-1 Availability Date, $5,000,000 in term loan commitments consisting of the Prepetition RCF Roll-Up, $30,000,000 in delayed draw term loan commitments in respect of Delayed Draw T-2 Loans to be made in a single draw on the Delayed Draw T-2 Availability Date, and up to $25,000,000 in potential term loan commitments in respect of the Accordion Loans (as defined below), with all of the Borrower’s obligations under the DIP Facility to be guaranteed by each Guarantor, and the Lenders are willing to extend such credit to Borrower on the terms and subject to the conditions set forth herein;
WHEREAS, the relative priority of the DIP Facility with respect to the Collateral granted as security for the payment and performance of the Obligations shall be as set forth in the Interim DIP Order and the Final DIP Order, in each case, upon entry thereof by the Bankruptcy Court, and in the Collateral Documents;

WHEREAS, all of the claims and the Liens granted under the DIP Orders and the Loan Documents to the Agents, the Lenders and the other Secured Parties in respect of the DIP Facility shall be subject to the Carve-Out; and
WHEREAS, the Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit to the Borrower under this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
The parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2021 Convertible Senior Notes” means the Convertible Senior Notes due 2026 issued by the Parent pursuant to that certain Indenture, dated as of February 9, 2021, by and between the Parent and Wilmington Trust, National Association, as trustee, and as may be amended, amended and restated, supplemented, increased or replaced from time to time in accordance with the terms of this Agreement.
“Acceptable Confirmation Order” means an order of the Bankruptcy Court, which order shall be a Final Order, confirming an Acceptable Plan of Reorganization, in form and substance satisfactory to the Required Lenders and (solely with respect to its own treatment) the Administrative Agent in their reasonable discretion (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Required Lenders and the (solely with respect to its own treatment) Administrative Agent in their reasonable discretion).
“Acceptable Plan of Reorganization” means a Chapter 11 Plan for each of the Cases that, upon the consummation thereof, provides for (a)(i) a sale of the equity of the Debtors or (ii) an orderly liquidation of the Debtors or (b) such other treatment as is consented to by the Administrative Agent and the Lenders in their reasonable discretion.
“Accordion Loans” has the meaning assigned to such term in Section 2.01(d).
“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, neither Cluster Holdco LLC nor any direct or indirect equity owner of Cluster Holdco LLC shall be deemed an Affiliate of the Parent or any Subsidiary of the Parent.
“Agents” means the Administrative Agent and the Collateral Agent.
“Agreed Security Principles” means security principles set out in Schedule 1.01.
“Agreement” means this Superpriority Senior Secured Debtor-in-Possession Credit Agreement, as modified, amended or restated from time to time.
“Agreement Currency” has the meaning assigned to such term in Section 10.19(b).
“Align Litigation” means the litigation in the case of SmileDirectClub, LLC v. Align Technology Inc., Case No. 22CV407802, filed in the Superior Court of the State of California for the County of Santa Clara.
“Anticorruption Laws” means the U.S. Foreign Corrupt Practices Act (the “FCPA”) or any other applicable anti-bribery or anti-corruption law under any applicable jurisdictions.
“Applicable Creditor” has the meaning assigned to such term in Section 10.19(b).
“Applicable Margin” means 17.5% per annum.
“Approved Bankruptcy Court Order” means (a) each of the DIP Orders, as such order is amended and in effect from time to time in accordance with this Agreement, (b) any other order entered by the Bankruptcy Court regarding, relating to or impacting (i) any rights or remedies of any Secured Party, (ii) the Loan Documents (including the Loan Parties’ obligations thereunder), (iii) the Collateral, any Liens thereon or any superpriority claims (including, without limitation, any sale or other disposition of Collateral or the priority of any such Liens or superpriority claims), (iv) use of Cash Collateral, (v) debtor-in-possession financing, (vi) adequate protection or otherwise relating to the Existing Secured Facilities, (vii) any Chapter 11 Plan or (viii) any Corporate Governance Documents, in the case of each of the foregoing clauses (i) through (viii), that (x) is in form and substance reasonably satisfactory to the Administrative Agent (with respect to its own treatment) and the Required Lenders, (y) has not been vacated, reversed or stayed and (z) has not been amended or modified in a manner adverse to the rights of the Administrative Agent or the Lenders except as agreed in writing by Administrative Agent (solely with respect to its own treatment) and the Required Lenders in their reasonable discretion, and (c) any other order entered by the Bankruptcy Court that (i) is in form and substance reasonably satisfactory to the Administrative Agent (solely with respect to its own treatment) and satisfactory to the Required Lenders, (ii) has not been vacated, reversed or stayed and (iii) has not been amended or modified except in a manner reasonably satisfactory to the Administrative Agent (solely with respect to its own treatment) and reasonably satisfactory to the Required Lenders.
“Approved Budget” has the meaning assigned to such term in Section 5.01(h).
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) the Lenders, (b) an Affiliate of the Lenders or (c) an entity or an Affiliate of an entity that administers or manages the Lenders.
“Assignment and Assumption” means an assignment and assumption entered into by the Lenders and an Eligible Assignee, with the consent of any Person whose consent is required by

Section 10.04, and accepted by the Lenders, in the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower.
“Authorization” means an authorization, consent, approval, resolution, license, exemption, filing, notarization or registration.
“Bankruptcy Code” means Title 11, U.S.C., as now or hereafter in effect, or any successor thereto.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division or any other court having jurisdiction over the Cases from time to time.
“Bankruptcy Law” means each of (i) the Bankruptcy Code, (ii) any domestic or foreign law relating to liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, administration, insolvency, reorganization, debt adjustment, receivership or similar debtor relief from time to time in effect and affecting the rights of creditors generally (including without limitation any plan of arrangement provisions of applicable corporation statutes), and (iii) any order made by a court of competent jurisdiction in respect of any of the foregoing.
“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the local rules and general orders of the Bankruptcy Court, as in effect on the Petition Date, if applicable, together with all amendments and modifications thereto subsequently made applicable to the Cases.
“Board” means (x) in the case of the Parent, the board of directors of the Parent and (y) in the case of the Borrower, the manager of the Borrower.
“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Borrower Materials” has the meaning assigned to such term in Article VIII.
“Borrowing” means Loans made on the same date.
“Borrowing Request” means a request by the Borrower for a borrowing in accordance with Section 2.01(b), which shall be, in the case of any such written request, in the form of Exhibit G or any other form reasonably acceptable to the Administrative Agent and Borrower.
“Budget” means the Initial Budget, as amended, modified, supplemented or replaced from time to time in accordance with Section 5.01(h).
“Budget Variance Report” means a weekly variance report prepared by a Responsible Officer of the Borrower or the Parent, comparing for each applicable Test Period the actual results against anticipated results under the applicable Approved Budget(s), on an aggregate basis and in the same level of detail set forth in the Approved Budget(s), together with a written explanation for all disbursement variances of greater than the Permitted Variance for any given testing period and such other information as the Administrative Agent or the Required Lenders may reasonably request.
“Budget Variance Test Date” has the meaning assigned to such term in Section 5.01(j).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation).
“Carve-Out” has the meaning assigned to such term in the Interim DIP Order or the Final DIP Order, as applicable.
“Cases” has the meaning in the recitals to this Agreement.
“Cash Collateral” shall have the meaning assigned to such term in section 363(a) of the Bankruptcy Code.
“Cash Equivalents” means:
a.certificates of deposit maturing within one year after the relevant date of calculation and issued by a bank;
b.any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom or any member state of the European Economic Area or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;
c.commercial paper not convertible or exchangeable to any other security:
i.for which a recognized trading market exists;
ii.issued by an issuer incorporated in the United States of America, the United Kingdom or any member state of the European Economic Area;
iii.which matures within one year after the relevant date of calculation; and
iv.which has a credit rating of either A 1 or higher by Standard & Poor’s Rating Services or Fl or higher by Fitch Ratings Ltd or P 1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long term unsecured and non-credit enhanced debt obligations, an equivalent rating;
d. sterling bills of exchange eligible for rediscount at the Bank of England and accepted by a bank (or their dematerialized equivalent); or
e. any investment in money market funds which (i) have a credit rating of either A 1 or higher by Standard & Poor’s Rating Services or Fl or higher by Fitch Ratings Ltd or P 1 or higher by Moody’s Investor Services Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 30 days’ notice.
“Cash Management Orders” shall mean, collectively, the interim and final orders approving that certain Debtors’ Emergency Motion For Entry of Interim and Final DIP Orders (I) Authorizing The Debtors To (A) Continue Using The Cash Management System and (B) Maintain Existing Bank Accounts and Business Forms and Books and Records, (II) Authorizing Continued Intercompany Transactions, (III) Granting Administrative Expense Status to Postpetition Intercompany Transactions, and (IV) Granting Related Relief filed within one day of the Petition Date and entered in the Cases (in each case, together with all extensions, modifications and amendments thereto, and in each case, in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders), which among other matters authorizes the Debtors to maintain their existing cash management system and bank accounts and to continue to engage in intercompany transactions, which is in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders.
“CFC” shall mean a Subsidiary of the Parent that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“CFC Holding Company” shall mean a Domestic Subsidiary of the Parent that has no material assets (as determined by the Parent in good faith) other than (i) the equity interests (including, for this purpose, any debt or other instrument treated as equity for US federal income tax purposes) in one or more (x) Foreign Subsidiaries that are CFCs or (y) other CFC Holding Companies, (ii) debt issued by one or more (x) Foreign Subsidiaries that are CFCs or (y) other CFC Holding Companies and (iii) cash and Cash Equivalents and other assets being held on a temporary basis incidental to the holding of assets described in clauses (i) and (ii) of this definition; provided that, for the avoidance of doubt, a Subsidiary that would otherwise qualify as a CFC Holding Company will not fail to so qualify due to the temporary receipt of cash payments in respect of equity interests or debt in a CFC or other CFC Holding Company so long as such Subsidiary promptly distributes such cash.
“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender with any policy, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means that any Person or group (within the meaning of the Exchange Act and the rules of the SEC as in effect on the date hereof) (in each case, other than the Permitted Holders) acting in concert shall have acquired “beneficial ownership,” directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, the Equity Interests of the Parent representing fifty percent (50%) or more of the combined Equity Interests of the Parent.
“Chapter 11 Plan” means a plan of reorganization or liquidation in any or all of the Cases.
“Charges” has the meaning assigned to such term in Section 10.23.
“Claims” has the meaning assigned to such term in section 101 of the Bankruptcy Code.
“Closing Date” means the Initial Draw T-1 Availability Date.
“Code” means the Internal Revenue Code of 1986, as amended from time to time (unless otherwise indicated).

“Collateral” means all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any DIP Order or Collateral Document, including DIP Collateral (as defined in the DIP Order); provided that notwithstanding anything herein to the contrary or any other Loan Document, Collateral shall exclude Excluded Property.
“Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Collateral Agreement” means the Collateral Agreement, dated as of the date hereof, by and among Parent and the Borrower, each Subsidiary of the Parent party thereto as of the date hereof, each Subsidiary of the Parent that joins from time to time pursuant to a joinder, and the Collateral Agent, as amended, amended and restated or otherwise modified from time to time.
“Collateral Documents” means the Collateral Agreement, the Guarantee and any intercreditor agreement, deposit account control agreements and all other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.16 or 5.17.
“Commitment” means with respect to each Lender, the commitment of such Lender to make Initial Draw T-1 Loans, Delayed Draw T-2 Loans or Accordion Loans or to exchange Prepetition Outstanding Revolving Loans pursuant to the Prepetition RCF Roll-Up pursuant to Section 2.01. The amount of each Lender’s Commitment is set forth on Schedule 2.01(T-1) and Schedule 2.01(T-2) (or in the case of the Prepetition RCF Roll-Up, the Commitment amount of Cluster Holdco LLC is $5,000,000). The aggregate amount of the Lenders’ Commitment on the Closing Date is $55,000,000, provided that such aggregate amount may be increased to up to $80,000,000 pursuant to the terms of Section 2.01(d).
“Communications” has the meaning assigned to such term in Article VIII.
“Company” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Compliance Certificate” means a Compliance Certificate in the form of Exhibit C or any other form reasonably acceptable to the Administrative Agent (at the direction of the Required Lenders) and Borrower.
“Control” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Corporate Governance Documents” means any documents providing for the corporate governance of the reorganized Debtors and their Subsidiaries, including charters, bylaws, operating agreements, or other organizational documents or shareholders’ agreements, as applicable.
“Debtor” or “Debtors” has the meaning assigned to such term in the recitals to this Agreement.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, winding up, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, administration, receivership, insolvency, reorganization, debt adjustment or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Rate” has the meaning assigned to such term in Section 2.11(d).
“Delayed Draw T-2 Availability Date” means the first date on which the conditions set forth in Section 4.02 are satisfied.
“Delayed Draw T-2 Commitment” means with respect to any Lender, the commitment (if any) of such Lender to make Delayed Draw T-2 Loans to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01(T-2), as such commitment may be (a) terminated pursuant to Section VII or the DIP Orders, (b) terminated or reduced pursuant to Section 2.01(b) or (c) modified from time to time to reflect any assignments permitted by Section 10.04. The aggregate amount of the Lenders’ Delayed Draw T-2 Commitments on the Closing Date is $30,000,000.
“Delayed Draw T-2 Loans” means any Loan made pursuant to Section 2.01(b).
“Designated Persons” means any Person or entity listed on a Sanctions-related list.
“DIP Facility” has the meaning assigned to such term in the recitals to this Agreement.
“DIP Orders” means collectively, the Interim DIP Order and the Final DIP Order.
“DIP Secured Party Advisors” shall mean (a) with respect to the Administrative Agent, FisherBroyles, LLP, (b) with respect to one or more of the Lenders, Husch Blackwell LLP, and (c) with respect to one or more of the Lenders, Gibson, Dunn & Crutcher LLP.
“DIP Superpriority Claims” has the meaning specified in the Interim DIP Order or the Final DIP Order, as applicable.
“Disposition” means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any Property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Stock” means any Equity Interests which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof; in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Scheduled Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, the date hereof), or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) cash, (ii) debt securities or (iii) any Equity Interests referred to in (a) above, in each case at any time prior to the first anniversary of the Scheduled Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on delate hereof, the date hereof).
“dollars” or “$” or “USD” refers to lawful money of the United States of America.
“Eligible Assignee” means (a) each Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural Person.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata & natural resources such as wetlands, flora and fauna.
“Environmental Laws” means all applicable federal, state, and local laws (including common law), regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and binding agreements with any Governmental Authority in each case, relating to pollution or protection of the Environment, human health and safety (to the extent related to exposure to Hazardous Materials), or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
“Environmental Liability” means any liability, claim, action, suit, agreement, judgment or order arising under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threat of Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any or the foregoing.
“Equity Interests” shall have the meaning set forth in the Agreed Security Principles.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, or a failure to make a required contribution to a Multiemployer Plan, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is in “at-risk” status (as defined in Section 3 03 (i)(4) of ERISA or Section 43 0(i)(4) of the Code), (e) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than PBGC premiums due but not delinquent under Section 4007 of ERISA), (f) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Multiemployer Plan, or to appoint a trustee to administer any Plan or Multiemployer Plan under Section 4042 of ERISA; (g) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of or the appointment of a trustee to administer, any Plan or Multiemployer Plan, (h) the incurrence by a Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan (including any liability under Section 4062(e) of ERISA) or Multiemployer Plan, (i) the receipt by a Loan Party any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability on a Loan Party or

ERISA Affiliate or a determination that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical” status, (within the meaning of Section 305 of ERISA or Section 432 of the Code), (j) a failure by the Borrower any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability, or (k) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to which a Loan Party or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) or could otherwise reasonably be expected to be liable.
“Erroneous Payment” has the meaning assigned to such term in Section 10.21.
“Events of Default” has the meaning set forth in Article VII.
“Exchange Act” means the United States Securities Exchange Act of 1934.
“Excluded Property” shall have the meaning set forth in the Agreed Security Principles.
“Excluded Subsidiary” shall have the meaning set forth in the Agreed Security Principles.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by such Recipient’s net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed by a jurisdiction (i) as a result of such Recipient being organized under the laws of or having its principal office or, in the case of any Lender, its applicable lending office located in, such jurisdiction (or any political subdivision thereof) or (ii) as a result of any other present or former connection between such Recipient and such jurisdiction (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document and/or sold or assigned an interest in any Loan Document), (b) any Taxes attributable to any Lender’s failure to comply with Section 2.16(e), and (c) any withholding Taxes imposed under FATCA.
“Existing Secured Facilities” means the Prepetition Revolving Credit Agreement.
“Fair Market Value” means, with respect to any asset (including any Capital Stock of any Person), the fair market value thereof as determined in good faith by the Parent, the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset; provided that with respect to any such asset determined to have a Fair Market Value in excess of $2,500,000, such Fair Market Value shall be determined in good faith by the board of directors or, pursuant to a specific delegation of authority by such board of directors or a designated senior executive officer, of the Parent, or the Subsidiary of the Parent which is selling or owns such asset.
“Family Member” means, with respect to any individual, any other individual having a relationship by blood (to the second degree of consanguinity), marriage (including former spouses), domestic partnership (including former domestic partners) or adoption to such individual.
“Family Trust” means, with respect to any individual, trusts or other estate planning vehicles established for the benefit of such individual or Family Members of such individual and in respect of which such individual or a Family Member of such individual serves as trustee or in a similar capacity and has sole control.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” “shall mean, for any day, the rate calculated by the New York Fed based on such day’s federal funds transactions by depository institutions (as determined in such manner as the New York Fed shall set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as the Federal Funds Rate, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
“Final DIP Order” shall mean a Final Order of the Bankruptcy Court in substantially the form of the Interim DIP Order, with only such modifications thereto as are reasonably necessary to convert the Interim DIP Order to a Final Order and such other modifications as are reasonably satisfactory in form and substance to the Administrative Agent and the Required Lenders.
“Final Order” means an order, ruling, or judgment of the Bankruptcy Court (or other court of competent jurisdiction) that (i) is in full force and effect, (ii) is not stayed, and (iii) is no longer subject to review, reversal, vacatur, modification, or amendment, whether by appeal or by writ of certiorari; provided, however, that the possibility that a motion under Rules 50 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in such other court of competent jurisdiction) may be filed relating to such order, ruling, or judgment shall not cause such order, ruling, or judgment not to be a Final Order.
“Financial Indebtedness” means any Indebtedness for or in respect of, without double counting:
a.moneys borrowed;
b.any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent;
c.any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
d.the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;
e.receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
f.any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition but which is classified as borrowings under GAAP; and
g.the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in clauses (a) to (f) above.
“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.

“First Day Orders” means the orders entered by the Bankruptcy Court in respect of first day motions and applications in respect of the Cases.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Plan” shall mean any pension plan, benefit plan, fund (including any superannuation fund) or other similar program established, maintained or contributed to by a Loan Party or any of their respective Subsidiaries primarily for the benefit of employees of a Loan Party or any of their respective Subsidiaries employed and residing outside the United States (other than any plans, funds or other similar programs that are maintained exclusively by a Governmental Authority), which plan, fund or other similar program provides, or results in, retirement income or deferral of income in contemplation of retirement, and which plan is not subject to ERISA or the Code.
“Free Liquidity” means unrestricted cash and Cash Equivalents of the Parent and its Subsidiaries as defined in accordance with GAAP that is not subject to any Lien other than to secure the Obligations.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local, county, provincial or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the president of the Borrower)).
“Guarantee Agreement” means that certain Guarantee Agreement executed by the Guarantors on the Closing Date unconditionally guaranteeing on a joint and several basis payment of the Obligations, as the same may be amended, modified or supplemented from time to time.

“Guarantor” means, collectively, the Parent and each Subsidiary of the Parent party to the Guarantee Agreement (which shall include each Debtor) (and shall exclude, in each case, any CFC or CFC Holding Company).
“Hazardous Materials” means any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any applicable Environmental Law, including, without limitation, any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances or mold.
“HPS” means HPS Investment Partners, LLC.
“Increased Amount” has the meaning set forth in Section 6.02.
“Indebtedness” of any Person means any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent (without double counting).
“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), all Other Taxes.
“Indemnitee” has the meaning set forth in Section 10.03(b).
“Initial Budget” means the initial 13-week cash flow budget of the Debtors prepared by the Borrower’s management, covering the period commencing on or about the Petition Date in form and substance reasonably acceptable to the Required Lenders, a copy of which is attached as Exhibit H.
“Initial Draw T-1 Availability Date” means the date on which the conditions set forth in Section 4.01 are satisfied.
“Initial Draw T-1 Commitment” means, with respect to any Lender, the commitment (if any) of such Lender to make Initial Draw T-1 Loans to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01(T-1), as such commitment may be (a) terminated pursuant to Section VII or the DIP Order, (b) terminated or reduced pursuant to Section 2.01(a) or (c) modified from time to time to reflect any assignments permitted by Section 10.04. The aggregate amount of the Lenders’ Initial Draw T-1 Commitments on the Closing Date is $20,000,000.
“Initial Draw T-1 Loans” means any Loan made pursuant to Section 2.01(a).
“Interim DIP Order” means an interim order of the Bankruptcy Court (and as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of (solely with respect to its own treatment) the Administrative Agent and the Required Lenders in their sole discretion) in the form set forth as Exhibit I, with changes to such form as are satisfactory to the Administrative Agent (solely with respect to its own treatment), which interim order shall be a Final Order, and the Required Lenders, in their sole discretion, approving the Loan Documents and related matters.
“Investment” means, with respect to a specified Person, any Equity Interests, evidences of Financial Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) to, Guarantees of any Financial Indebtedness or other obligations of or any other investment (including any investment in the form of transfer of property for consideration that is less than the fair value thereof (as determined reasonably and in good faith by the president of the Parent)) in, any other Person that are held or made by the specified Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee,” (c) any Investment in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Financial Indebtedness or other securities of any Person shall be the fair value (as determined reasonably and in good faith by the president of the Borrower) of the consideration therefor (including any Financial Indebtedness assumed in connection therewith), plus the fair value (as so determined) of all additions, as of such date of determination, thereto, and minus the amount, as of such date of determination, of any portion of such Investment repaid to the Investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of or write-ups, write-downs or write-offs with respect to, such Investment after the time of such Investment, (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) in the form of a transfer of Equity Interests or other property by the Investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by the president of the Borrower) of such Equity Interests or other property as of the time of such transfer (less, in the case of any investment in the form of transfer of property for consideration that is less than the fair value thereof the fair value (as so determined) of such consideration as of the time of the transfer), minus the amount, as of such date of determination, of any portion of such Investment repaid to the Investor in cash as a return of capital, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such transfer, and (e) any Investment (other than any Investment referred to in clause (a), (b), (c) or (d) above) in any Person resulting from the issuance by such Person of its Equity Interests to the Investor shall be the fair value (as determined reasonably and in good faith by the president of the Borrower) of such Equity Interests at the time of the issuance thereof.
“Investor” means any Person who makes an Investment.
“IRS” means the United States Internal Revenue Service.
“Judgment Currency” has the meaning assigned to such term in Section 10.19(b).
“Knowledge” means, with respect to the Borrower or the Parent, the actual knowledge as of the date hereof of the individuals set forth on Schedule 1.02 after due inquiry of the direct reports of such individual and any other person (including shared service personnel) responsible for the relevant aspect of the business of the Borrower or the Parent, respectively.
“Lender” has the meaning set forth in the introductory paragraph hereto.
“Liabilities” means, collectively, all obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Liquidation Plan” means a plan of liquidation providing for an orderly liquidation of the Company.
“Loan” means any loan made by any Lender to the Borrower pursuant to this Agreement, including for the avoidance of doubt, the Initial Draw T-1 Loans, the Delayed Draw T-2 Loans, and the Roll-Up Loans as the context may require.
“Loan Documents” means this Agreement, the DIP Orders, the Collateral Documents, all Approved Budgets, all Budget Variance Reports, all Minimum Liquidity Reports and any other collateral documentation, certificates, documents or notices that shall be executed and delivered by Loan Parties in connection with this Agreement, together with any amendment, supplement, waiver or other modification of any of the foregoing.
“Loan Parties” means, collectively, the Borrower and the Guarantors and “Loan Party” means any one of them.
“Material Adverse Effect” means any circumstance, development, effect, change, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (1) the business, results of operations, assets, Liabilities, financial condition or prospects of the Parent and its Subsidiaries taken as a whole, or (2) the ability of the Parent and its Subsidiaries to timely consummate the Transactions or to perform their respective material obligations under any related agreements; provided that Material Adverse Effect shall expressly exclude the effect of the filing of the Cases, the events and conditions resulting from or leading up thereto and any action required to be taken under the Loan Documents or the DIP Orders.
“Material Indebtedness” means Financial Indebtedness (other than the Loans under the Loan Documents), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties and their respective Subsidiaries in an aggregate outstanding principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of a Loan Party or any of their respective Subsidiaries in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that a Loan Party or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Maturity Date” means the earliest of (a) December 29, 2023 (the “Scheduled Maturity Date”) or such later date as agreed by the Required Lenders in their sole discretion, (b) the Plan Effective Date (other than the Plan Effective Date of a Liquidation Plan), (c) the date upon which the consummation of a sale or other disposition of all or substantially all assets of the Debtors, taken as a whole, under section 363 of the Bankruptcy Code has occurred, (d) the date of acceleration or termination of the DIP Facility in accordance with the terms hereof and (e) the date of the dismissal of any of the chapter 11 Cases or conversion of any of the chapter 11 Cases into cases under chapter 7 of the Bankruptcy Code; provided, however, that the Scheduled Maturity Date shall be extended by an additional 90 days to the extent the Liquidation Plan has become effective.
“Maximum Rate” has the meaning assigned to such term in Section 10.23.
“Milestones” has the meaning assigned to such term in Section 5.18.

“Minimum Liquidity Report” means a report prepared by a Responsible Officer of Parent, setting forth, as of the applicable Minimum Liquidity Test Date, the Free Liquidity.
“Minimum Liquidity Test Date” has the meaning assigned to such term in Section 5.01(i).
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions or has any ongoing obligation with respect to Withdrawal Liability.
“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include Cash Equivalents) proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) actually received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all actual fees and out-of-pocket expenses paid in connection with such event by the Parent and its Subsidiaries to Persons that are not Affiliates of the Parent or any of its Subsidiaries, (ii) (x) the principal amount of any Indebtedness that is secured by a Lien on the asset that is the subject of such event that is required to be repaid in connection therewith or (y) any other amounts that are required to be repaid under any contractual arrangements in connection therewith, together with, in each case, any applicable premium, penalty, interest and breakage costs, (iii) the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the Parent or its Subsidiaries, (iv) any funded escrow established pursuant to the documents evidencing any such event to secure any indemnification obligations or adjustments to the purchase price associated with any such event and (v) the amount of all taxes incurred and required to be paid (or reasonably estimated to be payable) by the Parent and the Subsidiaries, and the amount of any reserves established by the Parent and the Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the Parent).
“New York Fed” means the Federal Reserve Bank of New York.
“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.
“Non-Debtor” means any Subsidiary of the Parent that is not a Debtor.
“Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents.

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and by-laws or other organizational or governing documents of such Person (including any limited liability company or operating agreement).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes that arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, excluding any such Taxes imposed with respect to an assignment by a Lender if such Tax is imposed as a result of a present or former connection between the assigner or assignee and the jurisdiction imposing such Tax (other than connections arising from such having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, and/or sold or assigned an interest in any Loan Document).
“Parent” has the meaning assigned to such term in the recitals to this Agreement.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub.L. No. 107-56 (Signed into law October 26, 2001)).
“Payment Recipient” has the meaning assigned to such term in Section 10.21.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Permitted Holder” means David Katzman, Steven Katzman, Jordan Katzman, Alex Fenkell, Steve Cicurel, Nick Pyett, Jessica Cicurel, Susan Greenspon Rammelt and David Hall or, in each case, any Family Member or Family Trust thereof.
“Permitted Liens” has the meaning assigned to such term in Section 6.02.
“Permitted Payments to Parent” means, without duplication as to amounts:
a.in amounts required for Parent to (i) pay fees, costs and expenses (including franchise or similar taxes) required to maintain its corporate or other existence, (ii) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of the Parent pursuant to the Wages Order, and (iii) general corporate operating and overhead fees, costs and expenses of the Parent (including without limitation, any fees, costs and expenses to pay or that are otherwise related to the settlement of any claims or disputes), in each case to the extent such fees, costs and expenses are directly or indirectly attributable to the ownership or operation of the Borrower and its Subsidiaries and permitted pursuant to the DIP Orders, the First Day Orders and the Approved Budget;
b.in amounts required for Parent to pay any amounts due upon the termination or unwinding of any Swap Agreements of such parent of the Parent outstanding as of the Petition Date and permitted pursuant to the First Day Orders or any Swap Agreements Parent incurred in the ordinary course of business and permitted pursuant to the First Day Orders;
c.in amounts required for Parent to pay the costs, fees and expenses of administering the Case of Parent (including payments benefiting from the Carve-Out), including professional fees and expenses; and

d.in amounts required for Parent to pay any Taxes owed by the Parent that have been approved pursuant to an Approved Bankruptcy Court Order or arising after the commencement of the Cases.
“Permitted Tax Distributions” means any amounts owed by the Borrower on account of Property Taxes, Sales and Use Taxes, Income and Related Taxes, Regulatory Taxes and Fees, Annual Reporting and Other Fees, Franchise and Business Privilege Taxes, Healthcare Provider Taxes and Fees, and fees related to Audits & Assessments (each as defined in the Taxes Motion) that are due and owing as of the Petition Date or may become due and owing in the ordinary course of business during the Cases, in each case without regard to any restrictions, conditions, or limitations on such distributions that may exist under the SDC Financial LLC Seventh Amended and Restated Limited Liability Company Agreement.
“Permitted Variance” means the variance set forth in Section 6.13.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Petition Date” has the meaning assigned to such term in the recitals to this Agreement.
“Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Effective Date” means the date of the substantial consummation (as defined in section 1101(2) of the Bankruptcy Code) of one or more Chapter 11 Plans confirmed pursuant to an order entered by the Bankruptcy Court.
“Platform” has the meaning assigned to such term in Article VIII.
“Pledged Securities” has the set forth in the Collateral Documents.
“Prepayment Event” means the incurrence by the Parent or any of its Subsidiaries of any Financial Indebtedness, other than any Indebtedness permitted to be incurred by Section 6.01.
“Prepetition” means the time period ending immediately prior to the filing of the Cases.
“Prepetition HPS Credit Agreement” means that certain Loan Agreement, dated as of April 27, 2022, as amended, amended and restated, modified, or otherwise supplemented from time to time, by and among SDC SPV, as borrower, SDC LLC, as seller and servicer, HPS as administrative agent and collateral agent, and the lenders from time to time party thereto.
“Prepetition HPS Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of April 27, 2022, as amended, amended and restated, modified, or otherwise supplemented from time to time, by and among SmileDirectClub, LLC, as seller and SDC SPV.
“Prepetition Indebtedness” means, collectively, the indebtedness in respect of the 2021 Convertible Senior Notes, the Prepetition Revolving Credit Agreement, the Prepetition HPS Credit Agreement and any other Indebtedness (whether secured or unsecured) of any Debtor incurred prior to the Petition Date.
“Prepetition Outstanding Revolving Loans” shall have the meaning assigned to such term in the recitals to this Agreement.

“Prepetition Payment” means any payment, prepayment or repayment made on account of, or with respect to, any Prepetition Indebtedness.
“Prepetition RCF Roll-Up” has the meaning assigned to such term in Section 2.01(c).
“Prepetition Revolving Commitments” shall mean the maximum amount committed to be loaned pursuant to the Prepetition Revolving Credit Agreement.
“Prepetition Revolving Credit Agreement” shall have the meaning assigned to such term in the recitals to this Agreement.
“Prepetition Revolving Facilities” means the credit facilities made available to SDC LLC pursuant to the Prepetition Revolving Credit Agreement.
“Prepetition Revolving Lender” means Cluster Holdco LLC, together with any of its successors and permitted assigns in such capacity, in accordance with the terms of the Prepetition Revolving Credit Agreement.
“Prepetition Revolving Loans” means the “Advances” under and as defined in the Prepetition Revolving Credit Agreement.
“Property” means any right or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.
“Public Lender” has the meaning assigned to such term in Article VIII.
“Recipient” means any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Loan Document.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.
“Repayment Premium” has the meaning assigned to such term in Section 2.10(b)(i).
“Required Lenders” means, at any date, Lenders holding more than 50% of the sum of (i) the unused Commitments then in effect and (ii) the aggregate unpaid principal amount of the Loans then outstanding.
“Requirement of Law” shall have the meaning set forth in the Agreed Security Principles.
“Responsible Officer” of any Person means any executive officer, manager or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent or any Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancellation or termination of any Equity Interests in the Parent or any Subsidiary, but excluding, for the avoidance of doubt, any Permitted Tax Distributions.
“Roll-Up Loans” has the meaning assigned to such term in Section 2.01(c).

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of Designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“SDC LLC” shall have the meaning assigned to such term in the recitals to this Agreement.
“SDC SPV” means SDC U.S. SMILEPAY SPV, a Delaware statutory trust.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933.
“subsidiary” means, with respect to any Person at any date, any other Person which is controlled, directly or indirectly, by the first-mentioned Person; or more than 50% the voting issued Equity Interests of which are beneficially owned, directly or indirectly, by the first-mentioned Person, company or corporation; and, for these, purposes, a company or corporation shall be treated as being controlled by another Person, company or corporation if that other company or corporation is able to direct its management and/or to control the composition of its board of directors or equivalent body.
“Subsidiary” means any direct or indirect subsidiary of the Borrower or the Parent, as applicable; provided, however, that notwithstanding anything to the contrary herein, in all cases, the Borrower shall be considered a Subsidiary of the Parent and SDC SPV shall not be considered a Subsidiary of the Borrower or the Parent.
“Successful Bid” means a binding proposal that (a) is determined to be higher or otherwise better than the Liquidation Plan by the special committee of the Board of the Parent, (b) repays the loans outstanding under the Prepetition HPS Credit Agreement in full or is otherwise acceptable to HPS, and (c) repays the DIP Facility in full and is otherwise acceptable to the Lenders hereunder.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party or any of their respective Subsidiaries shall be a Swap Agreement.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Taxes Motion” means that Emergency Motion for Entry of an Order (I) Authorizing the Payment of Certain Taxes and Fees and (II) Granting Related Relief filed within one day of the Petition Date.
“Test Period” means the four-week period most recently ended on the last Friday prior to the delivery of each Budget Variance Report.
“Transactions” means the (a) execution, delivery and performance by each Loan Party of this Agreement, the borrowing of the Loans and the use of the proceeds thereof, the guaranteeing of the Obligations and securing of the Obligations under the Guarantee Agreement and Collateral Documents, respectively, by each applicable Loan Party, and (b) payment of all fees, commissions, costs and expenses in connection with the foregoing.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the state of New York; provided that if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.
“Wages Order” means the interim and final orders of the Bankruptcy Court approving the Debtors’ Emergency Motion for Entry of an Order (I) Authorizing the Debtors to (A) Pay Prepetition Wages, Salaries, Other Compensation, and Reimbursable Expenses, and (B) Continue Employee Benefits Programs and (II) Granting Related Relief filed within one day of the Petition Date.
“wholly-owned” when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
Section 1.02    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons must comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, replaced or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.
Section 1.03     Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that if Borrower notifies the Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided that Borrower, on the one hand, and the Required Lenders, on the other hand, agree to negotiate in good faith with respect to any proposed amendment to eliminate or adjust for the effect of any such change in GAAP.
Section 1.04     Effectuation of Transactions. All references herein to Borrower, the Parent and their respective Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Borrower or the Parent contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Transactions occurring on or prior to the Closing Date, unless the context otherwise requires.
Section 1.05     Administrative Agent’s Ability to Extend. For the avoidance of doubt, the parties agree that the Administrative Agent shall be empowered to agree to extensions of any deadlines set forth in this Agreement in its sole discretion.
ARTICLE II
THE CREDITS
Section 2.01    Commitment.
a.Initial Draw T-1 Loans. Subject to the terms and conditions set forth in Section 4.01 hereof and in the DIP Orders, each Lender severally, and not jointly, agrees to make term loans denominated in Dollars (the “Initial Draw T-1 Loans”) to the Borrower on the Initial Draw T-1 Availability Date in an aggregate principal amount not to exceed such Lender’s Initial Draw T-1 Commitment; provided that, if the Initial Draw T-1 Availability Date shall not have occurred on or prior to the date that is five (5) Business Days after the Petition Date (the “Latest Initial Draw T-1 Date”), the Initial Draw T-1 Commitments of all Lenders shall automatically and permanently terminate on and as of the Latest Initial Draw T-1 Date. For the avoidance of doubt, the Initial Draw T-1 Commitment of each Lender shall be automatically and permanently reduced to $0 upon the making of such Lender’s Initial Draw T-1 Loans on the

Initial Draw T-1 Availability Date. Initial Draw T-1 Loans borrowed and repaid or prepaid may not be reborrowed.
b.Delayed Draw T-2 Loans. Subject to the terms and conditions set forth in Section 4.02 hereof and in the DIP Orders, each Lender severally, and not jointly, agrees to make Loans denominated in Dollars to the Borrower on the Delayed Draw T-2 Availability Date in an aggregate principal amount not to exceed such Lender’s Delayed Draw T-2 Commitment. For the avoidance of doubt, the Delayed Draw T-2 Commitment of each Lender shall be automatically and permanently reduced to $0 upon the making of such Lender’s Delayed Draw T-2 Loans on the Delayed Draw T-2 Availability Date. Delayed Draw T-2 Loans borrowed and repaid or prepaid may not be reborrowed. If the Delayed Draw T-2 Loans are not fungible for U.S. federal income tax purposes with the Initial Draw T-1 Loans, the Delayed Draw T-2 Loans shall be identified separately (whether by a separate CUSIP number or otherwise).
c.Prepetition RCF Roll-Up. Subject to the terms and conditions set forth in Section 4.03 hereof and in the DIP Orders, the aggregate principal amount of the Prepetition Outstanding Revolving Loans that were funded as of the entry of the Interim DIP Order shall from and after the date of entry of the Final DIP Order constitute and be deemed to be term loans hereunder (the foregoing substitution and exchange of Prepetition Outstanding Revolving Loans into term loans shall be defined herein as the “Prepetition RCF Roll-Up” and such term loans resulting from the Prepetition RCF Roll-Up, the “Roll-Up Loans”). Subject to the terms and conditions set forth herein and in the DIP Orders, and without any further action by any party to this Agreement, each Lender’s Roll-Up Loans shall be deemed to be Loans, administered hereunder and secured by perfected Liens on, and security interests in, all of the Collateral of the Loan Parties to the same extent as all other obligations of the Loan Parties hereunder, in accordance with Section 2.20. For the avoidance of doubt, until such Prepetition Outstanding Revolving Loans are deemed to be Roll-Up Loans hereunder and approved by the DIP Orders, such Prepetition Outstanding Revolving Loans shall continue to be “obligations” under the Prepetition Revolving Credit Agreement and be guaranteed by the guarantors of and secured by and entitled to the benefits of all liens created and arising under the Prepetition Revolving Credit Agreement and related documents, which liens shall remain in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, and having the same perfected status and priority. The Roll-Up Loans and the Initial Draw T-1 Loans and the Delayed Draw T-2 Loans shall jointly constitute a single facility hereunder.
d.Accordion Loans. Subject to the terms and conditions set forth herein and in the DIP Orders, the parties hereto agree that up to an additional $25,000,000 in Loans may be provided by additional Lenders post-closing (the “Accordion Loans”), subject to the following conditions: (i) the additional Lenders must be current holders of the 2021 Convertible Senior Notes, (ii) the additional Lenders must provide commitments in respect of the Accordion Loans within 14 days after the Petition Date and (iii) the Accordion Loans provided by each additional Lender must be provided ratably between the Initial Draw T-1 Loans and the Delayed Draw T-2 Loans. The parties hereto shall work together to reasonably amend this Agreement to reflect any Accordion Loans, once additional Lenders have provided commitments in respect of the same.
Section 2.02    Reduction and Termination of Commitments.
a.Upon at least two (2) Business Days’ prior written notice to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty (except as otherwise specified in Section 2.10), on any day, to permanently terminate or reduce the Delayed Draw T-2 Commitments, in whole or in part; provided that (a) any such termination or reduction shall apply proportionately and permanently to reduce the Commitments of each of the Lenders, and (b) any partial reduction pursuant to this Section 2.02 shall be in the amount of at least $1,000,000 and integral multiples of $1,000,000 in excess thereof.
Section 2.03     Repayment of Loans; Evidence of Debt.

a. The entries made by the Administrative Agent in its accounts shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.
b.A Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by a Lender, to such Lender and its registered assigns) in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.04    Requests for Borrowings.
a.Each Borrowing shall be made upon irrevocable notice by the Borrower to the Administrative Agent. Each such notice must be in writing and must be received by the Administrative Agent not later than (i) 5:00 pm (New York City time) one (1) Business Day prior to the requested date of any Borrowing on the Initial Draw T-1 Availability Date and (ii) 11:00 a.m. (New York City time) three (3) Business Days for all other Borrowings of Loans, or in each case, such later time as the Administrative Agent may agree in its sole discretion. Each notice by the Borrower pursuant to this Section 2.04(a) shall be delivered to the Administrative Agent in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing Request shall specify (i) that the Borrower is requesting a Borrowing, (ii) the requested date of the Borrowing (which shall be a Business Day) and (iii) the principal amount of Loans to be borrowed.
Section 2.05 Fundings of Borrowings.
a.Following receipt of a Borrowing Request, the Administrative Agent shall promptly notify each applicable Lender of the amount of its ratable share of the applicable Loans. Each Lender shall make the amount of its Loan available to the Administrative Agent in same day funds at the Funding Office not later than 1:00 p.m. (New York City time) on the Business Day specified in the applicable Borrowing Request. Upon satisfaction of the applicable conditions set forth in Section 4.02, as applicable (or, if such Borrowing is on the Initial Draw T-1 Availability Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to the Administrative Agent by the Borrower.
Section 2.06 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Lenders the then unpaid principal amount of each outstanding Loan on the Maturity Date (or on such earlier date on which the Loans become due and payable pursuant to Article VII or the DIP Orders). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to the Borrower from time to time outstanding from the date made until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.11.
Section 2.07     Prepayment of Loans.
a.The Borrower shall have the right at any time and from time to time to prepay any borrowing in whole or in part, subject to the requirements of this Section 2.07.
b.In the event and on each occasion that any Net Proceeds are received by or on behalf of the Parent or any Subsidiary in respect of a Prepayment Event, the Borrower shall,

within three (3) Business Days after such Net Proceeds are received, prepay borrowings in an amount equal to 100% of such Net Proceeds.
c.Prior to any optional or mandatory prepayment of borrowings under this Section 2.07, the Borrower shall specify the borrowing or borrowings to be prepaid in the notice of such prepayment delivered pursuant to paragraph (d) of this Section.
d.The Borrower shall notify the Administrative Agent in writing of any optional prepayment and any mandatory prepayment hereunder not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment or such later time as the Administrative Agent may agree in its sole discretion. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of prepayment of borrowings pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Each partial prepayment of any borrowing shall be in an amount that would be permitted in the case of an advance of a borrowing as provided in Section 2.04, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a borrowing pursuant to this Section 2.07 shall be applied ratably to the Loans included in the prepaid borrowing. Prepayments shall be accompanied by accrued interest as required by Section 2.11 and any amounts payable pursuant to Section 2.10.
Section 2.08     [Reserved].
Section 2.09    [Reserved].
Section 2.10    Discounts and Fees.
a.Upfront Fees.
i.On the Initial Draw T-1 Availability Date, the Borrower shall pay to the Administrative Agent for the account of each Lender, an upfront fee (the “Initial Draw Upfront Fee”) in an amount equal to 5.00% of the aggregate principal amount of each such Lender’s Initial Draw T-1 Commitment actually funded on such date by such Lender, which Initial Draw Upfront Fee shall be payable in kind in the form of an increase in the principal amount of Loans of such Lender funded on the Initial Draw T-1 Availability Date.
ii.On the Delayed Draw T-2 Availability Date, the Borrower shall pay to the Administrative Agent for the account of each Lender funding such Delayed Draw T-2 Loan, an upfront fee (the “Delayed Draw Upfront Fee”) in an amount equal to 5.00% of the aggregate principal amount of each such Lender’s Delayed Draw T-2 Commitment actually funded on such date by such Lender, which Delayed Draw Upfront Fee shall be payable in kind in the form of an increase in the principal amount of Loans of such Lender funded on the Delayed Draw T-2 Availability Date.
iii.Without duplication of Initial Draw Upfront Fees or Delayed Draw Upfront fees payable or paid to any Lender, on the date of funding of any Accordion Loan, the Borrower shall pay to the Administrative Agent for the account of each Lender funding such Accordion Loan, an upfront fee (the “Accordion Upfront Fee”) in an amount equal to 5.00% of the aggregate principal amount of the commitment of each such Lender in respect of such Accordion Loan actually funded on such date by such Lender, which Accordion Upfront Fee shall be payable in kind in the form of an increase in the principal amount of Loans of such Lender funded on such date.
b.     Exit Fee. So long as the Final DIP Order has been entered, in the event that all or any portion of any Commitment is terminated (other than in connection with the funding of the Loans pursuant to Section 2.01), or all or any portion of the Loans (including Roll-Up Loans) is repaid or prepaid or required to be repaid or prepaid in any manner and for any reason, including a prepayment pursuant to Section 2.07, a repayment on the Maturity Date pursuant to Section 2.06 following acceleration of the Loans or otherwise, such termination shall be accompanied by a premium (the “Repayment Premium”) payable in cash to the Administrative Agent in an amount equal to 5.00% of the aggregate amount of the Commitments terminated or the Loans prepaid or repaid, as applicable. If the Loans are accelerated or otherwise become due prior to the Scheduled Maturity Date, in each case as a result of an Event of Default (including the acceleration of claims by operation of law), the amount of principal of and premium on the Loans that becomes due and payable shall automatically equal 100% of the principal amount of the Loans plus the Repayment Premium as if such acceleration or other occurrence were a voluntary prepayment of the Loans or otherwise becoming due, and such Repayment Premium shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s loss as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Lender and the Borrower agrees that it is reasonable under the circumstances currently existing. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE APPLICABLE PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Repayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Repayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; and (C) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Repayment Premium and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph.
c.     [Reserved].
d.     The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Agent, fees payable in the amounts and on the dates separately agreed upon in writing between the Borrower and such Agents, and (ii) such other fees as separately agreed upon in writing to be paid by the Borrower to the Lenders (after giving effect to clause (a) above).
e.     All fees and premiums payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution (i) to the applicable Agent for its own account or (ii) to the Lenders, in the case of fees and premiums due to the Lenders hereunder, as applicable. Fees or premiums paid hereunder shall not be refundable under any circumstances.
Section 2.11     Interest.
a.The unpaid principal amount of each Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin.
b.[Reserved].
c.Accrued interest on each Loan shall be payable in kind by having such interest capitalized, compounded and added to the unpaid principal amount of the Loans in arrears on the last Business Day of each calendar month; provided that, (i) interest accrued pursuant to paragraph (d) of this Section shall be payable in accordance with that Section and (ii) in the event of any repayment or prepayment of any Loans, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

d.Upon the occurrence and during the continuance of an Event of Default, the principal amount of outstanding Loans, any fees and/or any other amount outstanding or payable by the Borrower or any other Loan Party hereunder shall automatically bear interest (after as well as before judgment) at a rate per annum (the “Default Rate”) equal to (i) in the case of the principal amount of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan and (ii) in the case of any other amount, 2.00% per annum plus the applicable interest rate, in each case, from the date of such Event of Default until such amount is paid in full (after as well as before judgment). Such interest shall be payable in cash by the Borrower from time to time on demand. Such interest shall be payable in cash by the Borrower from time to time on demand.
Section 2.12    Computation of Interest and Fees.
a.Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
b.Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be presumptively correct in the absence of demonstrable error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.11(a) and Section 2.11(b).
c.[Reserved].
Section 2.13     [Reserved].
Section 2.14    [Reserved].
Section 2.15    Increased Costs.
a.If any Change in Law shall:
i.impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, the Lenders;
ii.impose on the Lenders any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by the Lenders; or
iii.subject any Recipient to any Taxes other than any (A) Indemnified Taxes or (B) Taxes described in clauses (a)(ii) and (b) of the definition of Excluded Taxes on or with respect to its loans or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; and the result of any of the foregoing shall be to increase the cost to the Lenders or other Recipient of making, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by the Lenders or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time upon request of the Lenders or other Recipient, the Borrower will pay to the Lenders or other Recipient, as the case may be, such additional amount or amounts as will compensate the Lenders or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered.
b.     A certificate of the Lenders setting forth the amount or amounts necessary to compensate the Lenders as specified in paragraph (a) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lenders the amount shown as due on any such certificate within 10 days after receipt thereof.

c.     Failure or delay on the part of the Lenders to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of the Lender’s or intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof
d.     Notwithstanding the above, the Lenders will not be entitled to demand compensation for any increased cost or reduction set forth in this Section 2.15 at any time if it is not the general practice and policy of the Lenders to demand such compensation from similarly situated borrowers in similar circumstances under agreements containing provisions permitting such compensation to be claimed at such time.
Section 2.16    Taxes.
a.Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or the Parent under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by any applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or the Parent shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
b.Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority, or cause the payment, in accordance with applicable law, or, at the option of the Lenders timely reimburse them, as applicable, for the payment of any Other Taxes.
c.Evidence of Payment. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.16, the Borrower shall deliver, or shall cause the delivery, to the Lenders the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lenders.
d.Indemnification by the Borrower and the Parent. Without duplication of any obligation under Sections 2.16(b) and (c) above, the Borrower and the Parent shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower or the Parent by any Lender shall be conclusive absent manifest error.
e.Status of Lender.
i.Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document and shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower and the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower and the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(e)(ii)(A) and (ii)(B) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
ii.Without limiting the generality of the foregoing:
A.any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which the Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two duly executed and properly completed copies of IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding;
B.any Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
1.in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, two duly executed and properly completed copies of an applicable IRS Form W- 8BEN or IRS Form W-BENE, as applicable (or any successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;
2.two duly executed and properly completed copies of IRS Form W-8ECI (or any successor form);
3.in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) two duly executed and properly completed certificates, in substantially the form of the applicable Exhibit B-1, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10-percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that payments under the Loans are not effectively connected with such Foreign Lender’s conduct of a trade or business in the United States, and (y) two duly executed and properly completed originals of IRS Form W-8BEN or IRS Form W-BEN-E, as applicable (or any successor form(s));

4.to the extent a Foreign Lender is not the beneficial owner, two duly executed and properly completed originals of IRS Form W-8IMY, accompanied by copies of a Form W-8ECI, W-8BEN or IRS Form W-BEN-E, as applicable (or any successor forms), a certificate in substantially the form of the applicable Exhibit B-2 or Exhibit B-3, IRS Form W-9 (or any successor forms), and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate, in substantially the form of the applicable Exhibit B-4, on behalf of such beneficial owner(s), or
5.any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower and the Administrative Agent to determine the withholding or deduction required to be made;
C.     if a payment made to a Lender or the Administrative Agent under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Administrative Agent shall deliver to Borrower and the Administrative Agent (if delivered by a Lender) at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender or Administrative Agent has complied with such Lender or Administrative Agent’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and
D.     On or prior to the date on which it becomes a party to this Agreement and thereafter, at the time or times reasonably requested by Borrower, the Administrative Agent shall deliver to Borrower such properly completed and executed documentation prescribed by applicable Requirements of Law or reasonably requested by Borrower as will permit any payments by Borrower to the Administrative Agent under any Loan Document to be made without withholding or at a reduced rate of withholding. In addition, if requested by Borrower, the Administrative Agent shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by Borrower as will enable Borrower to determine whether or not the Administrative Agent is subject to backup withholding or information reporting requirements to the Borrower. Without limiting the generality of the foregoing, on or prior to the date on which it becomes a party to this Agreement, the Administrative Agent shall deliver to the Borrower (i) if the Administrative Agent is a U.S. Person, a duly executed and properly completed IRS Form W-9, or any successor form, certifying that it is exempt from or not subject to U.S. federal backup withholding Tax, or (ii) if the Administrative Agent is not a U.S. Person, (A) a duly executed and properly completed IRS Form W-8ECI with respect to payments to be received under this Agreement for its own account, and (B) a duly executed and properly completed IRS Form W-8IMY certifying that, with respect to payments received by the Administrative Agent on behalf of Lenders, the Administrative Agent agrees to be treated as a U.S. Person for purposes of U.S. federal withholding taxes. Notwithstanding anything in this Section 2.16(e)(ii)(D) to the contrary, no Administrative Agent shall be required to provide any documentation pursuant to this Section 2.16(e)(ii)(D) that such Administrative Agent is legally ineligible to deliver.
The Lenders and the Administrative Agent agree that if any form or certification previously delivered (including any specific documentation required in this Section 2.16(e)) expires or becomes obsolete or inaccurate in any respect, the applicable Lender or the Administrative Agent shall deliver promptly to the Borrower updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower) or promptly notify the Borrower in writing of its legal ineligibility to do so.
f.     Treatment of Certain Refunds. If any Recipient determines, in its reasonable discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.16(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.16(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.16(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.
Section 2.17     Payments Generally. The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document on or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, on or prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds (to the extent required hereby), without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lenders, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Lenders; provided that payments pursuant to Sections 2.15 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent will promptly distribute to each Lender its ratable share of each payment received by it for the account of the Lenders in like funds as received by wire transfer to the respective Lenders’ applicable accounts. The Lenders shall distribute any such payment received by any of them for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder or under any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.
Section 2.18    [Reserved].
Section 2.19    [Reserved].
Section 2.20     Priority and Liens; No Discharge.
a.Each of the Loan Parties hereby covenants and agrees that upon the entry of, and subject to the terms of, the Interim DIP Order (and when applicable, the Final DIP Order) (including and without prejudice to, without limitation, in each case, any rights or liens or perfected security interests (and the priorities thereof) granted under the Interim DIP Order or Final DIP Order under any other provision of 364 of the Bankruptcy Code or any other applicable provisions of the of the Bankruptcy Code) and subject to the Carve-Out in all respects, the Obligations: (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute allowed DIP Superpriority Claims in the Cases; and (ii) pursuant to Section 364(c)(2), (c)(3) and (d) of the Bankruptcy Code, shall be secured by a valid, binding, enforceable, non-avoidable, and automatically perfected senior priority Lien upon the Collateral.
b.The relative priorities of the Liens described in this Section 2.20 with respect to the Collateral shall be as set forth in the Interim DIP Order (and, when entered, the Final DIP Order). In accordance with the Interim DIP Order (or, once entered, the Final DIP Order), all of the Liens described in this Section 2.20 shall be effective and perfected upon entry of the Interim DIP Order, without the necessity of the execution, recordation of filings by the Debtors of security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Administrative Agent, of, or over, any Collateral, as set forth in the Interim DIP Order (and, when entered, the Final DIP Order).
c.Each Loan Party that is a Debtor hereby confirms and acknowledges that, pursuant to the Interim DIP Order (and, when entered, the Final DIP Order), the Liens in favor of the Administrative Agent on behalf of and for the benefit of the Secured Parties in all of the Collateral, now existing or hereafter acquired, shall be created and perfected without the recordation or filing (x) in any land records or filing offices of any mortgage, assignment or similar instrument or (y) in any trademark, patent or copyright office of any security agreement or similar instrument or notice thereof.
d.Notwithstanding the provisions of section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim DIP Order (and, when applicable, the Final DIP Order), upon the occurrence of the Maturity Date (whether by acceleration or otherwise), the Agents and the Lenders shall be entitled to immediate payment in full in cash of the Obligations and to enforce the remedies provided for hereunder or under applicable Requirements of Law.
Section 2.21     [Reserved].

ARTICLE III
REPRESENTATIONS AND WARRANTIES

The Borrower (and solely to the extent applicable to it, the Parent) represents and warrants to each of the Lenders as of the date hereof and (by reference to the facts and circumstances then pertaining) on the date of each borrowing of Loans as follows:
Section 3.01    Organization; Powers. Each Loan Party (a) is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction except where the failure to be so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect) in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
Section 3.02    Authorization; Enforceability; Benefit to the Loan Parties.
a.The Transactions, insofar as they are to be carried out by the applicable Loan Party, and subject, in the case of the Parent and each Subsidiary that is a Debtor, to the entry of the DIP Orders, the First Day Orders and the Terms thereof, are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, shareholder or other equity holder action (including approval of the Transactions by the special committee of the Board of the Parent and a determination by such committee, in consultation with independent third party financial advisors of recognized standing, that consummation of the Transactions is in the best interests of the Debtors). This Agreement subject, in the case of the Parent and each Subsidiary that is a Debtor, to the entry of the DIP Orders, the First Day Orders and the Terms thereof, has been duly executed and delivered by each Loan Party and each other Loan Document to which a Loan Party is to be a party, when executed and delivered by the applicable Loan Party, will constitute, a legal, valid and binding obligation of the applicable Loan Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
b.Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of the Borrower and (ii) the credit extended by the Lenders to the Borrower hereunder. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by each Loan Party is within its purpose, will be of direct and indirect benefit to each Loan Party, and is likely to promote the success of each Loan Party for the benefit of the Loan Parties as a whole.
Section 3.03    Governmental Approvals; No Conflicts. The Transactions, subject, in the case of the Parent and each Subsidiary that is a Debtor, to the entry of the DIP Orders, the First Day Orders and the Terms thereof, (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are (or will so be) in full force and effect, (b) will not violate any applicable law, including any order of any Governmental Authority, (c) will not violate the charter, by-laws or other organizational documents of each Loan Party or any of their respective Subsidiaries, (d) will not violate or result in a default under any indenture or agreement, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of their respective Subsidiaries (other than any indenture or agreement with respect to Prepetition Indebtedness that is stayed as a result of the Cases) and (e) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of their respective Subsidiaries, except Liens created pursuant to the Loan Documents, and in the case of clauses (a), (b) and (d) above, except for a violation or creation, as applicable, which would not reasonably be expected to result in a Material Adverse Effect
Section 3.04    Financial Condition; No Material Adverse Change..
a.The financial projections (including the Initial Budget) and estimates and information of a general economic nature prepared by or on behalf of the Parent or any of its representatives, and that have been made available to any Lenders or the Administrative Agent in connection with the DIP Facility or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Parent to be reasonable as of the date thereof (it being understood that actual results may vary materially from such projections and estimates), as of the date such projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Parent.
b.Since the Petition Date, except for the Cases and the Align Litigation, there has been no event, development or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect on the business, assets, results of operations or financial condition of (x) the Borrower or (y) the Parent, in each case, and their respective Subsidiaries, taken as a whole.
Section 3.05    [Reserved].
Section 3.06    Litigation. As of the Petition Date, except for the Cases and the Align Litigation, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, would reasonably be expected to have a Material Adverse Effect have (to the best of its Knowledge and belief) been started or threatened against it or any of its Subsidiaries.
Section 3.07 Compliance with Laws and Agreements.
a.Subject, in the case of the Borrower and each Subsidiary that is a Debtor, to the entry of the DIP Orders, the First Day Orders and the Terms thereof, to the extent applicable, each Loan Party is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property and other than with respect to the commencement of the Cases, all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (it being agreed that this Section does not apply to any law which is specifically addressed in Section 3.07(b), 3.08, 3.09, 3.10 or 3.14). No Default has occurred and is continuing.
b.The Parent has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Parent, its Subsidiaries and their respective directors, officers, employees and agents (in their respective capacities as such) with Anticorruption Laws and applicable Sanctions, and the Parent, its Subsidiaries and their respective officers, directors and employees and to the Knowledge of the Parent their respective agents and third party representatives, are in compliance with Anticorruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in a Loan Party being designated as a Sanctioned Person. None of (a) the Parent, any Subsidiary nor any of their respective directors, officers or employees, or (b) to the Knowledge of the Parent, any agent or third party representative of the Parent or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anticorruption Laws or applicable Sanctions.
Section 3.08    Investment Company Status. No Loan Party is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
Section 3.09 Taxes.
a.The Parent is not (and none of its Subsidiaries are) materially overdue in the filing of any material Tax returns and is not (and none of its Subsidiaries are) overdue in the payment of any amount in respect of Tax in an amount which would reasonably be expected to have a Material Adverse Effect.
b.No claims or investigations are being, or are reasonably likely to be, made or conducted against any Loan Party (or any of their Subsidiaries) with respect to Taxes such that a liability of, or claim against, a Loan Party or any of their Subsidiaries which would reasonably be expected to have a Material Adverse Effect is reasonably likely to arise.
Section 3.10     ERISA; Labor Matters.
a.Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event or, with respect to a Foreign Plan, a termination, withdrawal or material noncompliance with applicable law or plan terms (other than, in any such case, such an event which has already been settled or resolved), has occurred or is reasonably expected by any Loan Party to occur, (ii) neither Loan Party nor any ERISA Affiliate has engaged in a transaction that is subject to Section 4069 or 4212(c) of ERISA, and (iii) on the Closing Date, the present value of all accumulated benefit obligations under each Plan that is subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Accounting Standards Topic No. 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of such Plan.
b.Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) there are no strikes, lockouts, slowdowns or any other labor disputes against any Loan Party or any of its respective Subsidiaries pending or, to the Knowledge of any Loan Party, threatened, (ii) the hours worked by and payments made to employees of any Loan Party and the Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938 or any other applicable federal, state, local or foreign law dealing with such matters and (iii) all payments due from any Loan Party or any of their respective Subsidiaries, or for which any claim may be made against any Loan Party or any of their respective Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of any Loan Party or such Subsidiary to the extent required by GAAP. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of their respective Subsidiaries is bound.
Section 3.11     Disclosure.
a.In the case of any Loan Party only: any written factual information provided for the purposes of this Agreement was, to the best of each Loan Party’s Knowledge and belief, true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated; and
b.In the case of any Loan Party, to the best of each Loan Party’s Knowledge and belief nothing has occurred or been omitted from the Information (as defined in Section 10.12 herein) and no information has been given or withheld that results in the information contained in the information provided being untrue or misleading in any material respect.
Section 3.12    [Reserved].

Section 3.13    Environmental Matters. Neither any Loan Party nor any of their respective Subsidiaries nor any of their respective facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Liability, or any Hazardous Materials activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Loan Party nor any of their respective Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to each Loan Party’s Knowledge and their respective Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials activities which could reasonably be expected to form the basis of an Environmental Liability against any Loan Party or any of their respective Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither any Loan Party nor any of their respective Subsidiaries nor, to their knowledge, any predecessor of any Loan Party or any of their respective Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any facility, and none of the Loan Parties or any of their respective Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to any Loan Party or any of their respective Subsidiaries relating to any Environmental Law, any release of Hazardous Materials, or any Hazardous Materials activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.
Section 3.14    Federal Reserve Regulations. Neither any Loan Party nor any of their respective Subsidiaries are principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner or for any purpose that would entail a violation of Regulations T, U or X of the Board of Governors.
Section 3.15    [Reserved].
Section 3.16    Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, which, if not obtained, could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except, to the extent any such condition, event or claim could not be reasonably be expected to have a Material Adverse Effect.
Section 3.17    Use of Proceeds. The Borrower will use the proceeds of the Loans solely in compliance with Section 5.11 of this Agreement and the DIP Orders.
Section 3.18     Collateral Matters.
a.Upon entry of the Interim DIP Order (and, if entered, the Final DIP Order), the Liens granted thereunder by the Debtors to the Collateral Agent on any Collateral shall be valid and automatically perfected with first priority or, if secured on a junior priority basis pursuant to the DIP Orders, with such junior priority, and no filing or other action will be necessary to perfect or protect such Liens and security interests with respect to the Debtors’ Obligations under the Loan Documents and such DIP Order.

b.With respect to each Loan Party that is not a Debtor, the Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Lenders, a valid and enforceable under the laws of the state of New York (subject to enforceability that may be limited by Debtor Relief Laws or general principles of equity) security interest in the Collateral and (i) in the case of Pledged Securities, when certificates or promissory notes, as applicable, representing such Pledged Securities and required to be delivered under the applicable Collateral Documents are delivered to the Collateral Agent and (ii) in the case of other Collateral, when financing statements in appropriate form are filed in the applicable filing offices or other actions taken in accordance with the applicable Collateral Documents, the security interest created under the Collateral Agreement will constitute a perfected security interest in all right, title and interest of the Loan Parties in the Collateral to the extent perfection of a security interest in such Collateral can be obtained pursuant to such actions, prior and superior over all other security interests in such Collateral except in the case of Permitted Liens.
Section 3.19    Cases; Orders.
a.The Cases were commenced on the Petition Date, duly authorized in accordance with applicable laws, and proper notice thereof has been or will be given of (i) the motion seeking approval of the Loan Documents, the entry of the Interim DIP Order and the Final DIP Order, and (ii) the hearing for the entry of the Final DIP Order. Proper notices of the motions for entry of the Interim DIP Order and the hearings thereon were given.
b.With respect to each Loan Party that is a Debtor, subject to and upon entry of the Interim DIP Order, the Collateral Agreement and the other Collateral Documents are legally binding on such Loan Party, and the Collateral shall be subject to a legal, valid, enforceable and perfected security interest and Liens in favor of the Collateral Agent for the benefit of the Secured Parties with the priority set forth in the DIP Orders, to the fullest extent permissible under applicable law.
c.The Loan Parties are in compliance in all material respects with the terms and conditions of the DIP Orders. Each of the Interim DIP Order (with respect to the period prior to the entry of the Final DIP Order) and the Final DIP Order (from and after the date on which the Final DIP Order is entered) is in full force and effect, is a Final Order and has not been modified or amended other than as acceptable to the Lenders.
d.From and after the entry of the Interim DIP Order, pursuant to and to the extent permitted in the Interim DIP Order and applicable law, the Obligations (i) will constitute allowed joint and several superpriority claims and (ii) will be secured by a valid, binding, continuing, enforceable, fully perfected Lien on all of the Collateral pursuant to Sections 364(c)(2), (c)(3) and (d) of the Bankruptcy Code, subject and subordinate only to the Carve-Out and the priorities set forth in the DIP Orders.
e.The entry of the Interim DIP Order (and, when applicable, the Final DIP Order) is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, the DIP Superpriority Claims and Liens described in Section 2.20, without the necessity of the execution (or recordation or filing) of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents, to the extent permissible under applicable law.

ARTICLE IV
CONDITIONS

Section 4.01    Closing Date. The obligations of the Lenders to make the Initial Draw T-1 Loans hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived by the Lenders in their sole discretion in accordance with
Section 10.02) after giving effect to the initial borrowing:
a.Credit Agreement; Guarantee and Collateral Agreement and other Loan Documents. The Administrative Agent shall have received from (i) the Borrower and Parent a counterpart (either originally executed or a PDF) of this Agreement and the Collateral Agreement, (ii) the Parent and each other Guarantor a counterpart (either originally executed or a PDF) of the Guarantee Agreement and (iii) for the Loan Parties that are not Debtors, a counterpart of each other Collateral Document requested by the Lenders, in each case, or such other written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page by facsimile or other means of electronic transmission (e.g., “pdf”)) that such party has signed a counterpart of such Loan Document; provided that, upon entry of the Interim DIP Order (and, if entered, the Final DIP Order), the Administrative Agent shall have valid and automatically perfected security interests as set forth herein and in the DIP Orders, and no filing or other action will be necessary to perfect or protect such security interests with respect to the Debtors’ Obligations under the Loan Documents and such DIP Order.
b.Secretary’s Certificate. The Administrative Agent and the Lenders shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, by the applicable Governmental Authority, (ii) signature and, to the extent such concept exists, incumbency certificates of the Responsible Officers, directors, authorized signatories or attorneys-in-fact of each Loan Party executing the Loan Documents to which it is a party and (iii) resolutions of the applicable Board and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Closing Date by its secretary, an assistant secretary, director, authorized signatory, attorney-in-fact or a Responsible Officer as being in full force and effect without modification or amendment, in the form of Exhibit E (other than as adapted to reflect the requirements of the local laws of each Guarantor).
c.Representations and Warranties. The representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects (except such representations and warranties that by their terms are qualified by materiality or a Material Adverse Effect, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date (or to the extent such representations and warranties specifically relate to an earlier date, on and as of such earlier date).
d.Closing Date Certificate. The Administrative Agent and the Lenders shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in clauses (c), (g), (i), (u), (v) and (w) of this Section 4.01, in the form of Exhibit F.
e.[Reserved].
f.Governmental Authorizations. On or prior to the Closing Date, each Loan Party shall have obtained all governmental authorizations and all consents of other Persons in each case, that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Lenders. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the

Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
g.Material Adverse Effect. Since December 31, 2022, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
h.[Reserved].
i.No Default or Event of Default. As of the Closing Date, no event shall have occurred and be continuing or would result from the consummation of this Agreement and after giving effect to the initial credit extension under the DIP Facility, that would constitute an Event of Default or a Default, including, for the avoidance of doubt, a default (or any event which with the giving of notice or lapse of time or both would be a default) under any of the Loan Parties’ or their respective subsidiaries’ debt instruments and other material agreements which (i) in the case of the Loan Parties’ debt instruments and other material agreements, would permit the counterparty thereto to exercise remedies thereunder (in the case of Loan Parties that are Debtors, on a post-petition basis) (other than any such exercise of remedies that are subject to the automatic stay) or (ii) in the case of the debt instruments and other material agreements of any Subsidiary that is not a Loan Party, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
j.Collateral Documents. Subject to Section 5.17, the Loan Parties shall have delivered to the Collateral Agent and the Lenders fully executed copies of the Collateral Documents and shall have used commercially reasonable efforts to take on or prior to the Closing Date the relevant perfection steps contemplated thereunder.
k.Legal Opinions. The Administrative Agent and the Lenders shall have received written opinions of (i) Kirkland & Ellis LLP and (ii) Nelson Mullins Riley & Scarborough LLP, each dated as of the Closing Date, addressed to the Administrative Agent and the Lenders and in form and substance reasonably satisfactory to the Lenders.
l.Fees. The Administrative Agent and the Collateral Agent shall have received all fees payable thereto and the Lenders shall have received all fees payable to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced at least one (1) Business Day prior to the Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of FisherBroyles, LLP, as counsel to the Agents) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.
m.[Reserved].
n.[Reserved].
o.Borrowing Request. The Administrative Agent shall have received a Borrowing Request from the Borrower with respect to the Initial Draw T-1 Loans in accordance with Section 2.04.
p.[Reserved].
q.[Reserved].
r.[Reserved].
s.Interim DIP Order. The Interim DIP Order shall have been approved and entered by the Bankruptcy Court, which Interim DIP Order shall be in form and substance acceptable to the Required Lenders and the Administrative Agent (solely with respect to its own treatment), shall be a Final Order, and shall not have been modified or amended in any respect without the consent of the Administrative Agent and the Required Lenders, and the Loan Parties and their Subsidiaries shall be in compliance with the Interim DIP Order; provided, that notwithstanding anything herein to the contrary, any right of approval or consent of the Administrative Agent pursuant to this Section 4.01(s) shall be solely limited to its own treatment under the Interim DIP Order.
t.First Day Orders. (i) The Lenders and the Administrative Agent shall have received advanced drafts of the First Day Orders (including, without limitation, any order approving significant or outside the ordinary course of business transactions entered on (or prior to) the Closing Date and a Cash Management Order) and a list of critical vendors, in each case, in form and substance satisfactory to the Required Lenders and (solely with respect to its own treatment) the Administrative Agent and (ii) all First Day Orders intended to be entered by the Bankruptcy Court at or immediately after the Debtors’ “first day” hearing shall have been entered by the Bankruptcy Court, shall be acceptable to the Required Lenders and (solely with respect to its own treatment) the Administrative Agent, shall be in full force and effect, shall be a Final Order and shall not have been modified or amended other than as acceptable to the Required Lenders and (solely with respect to its own treatment) the Administrative Agent; provided, that notwithstanding anything herein to the contrary, any right of approval or consent of the Administrative Agent pursuant to this Section 4.01(t) shall be solely limited to its own treatment under the First Day Orders.
u.Petition Date. The Petition Date shall have occurred, and the Borrower and each Guarantor as of the Closing Date shall be a debtor and a debtor-in-possession in the Cases.
v.No Trustee. No trustee under chapter 7 or chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases.
w.Cases. The Cases of any of the Debtors shall not have been dismissed or converted to cases under chapter 7 of the Bankruptcy Code.
x.Budget. The Administrative Agent and the Lenders shall have received a copy of the Initial Budget, which shall be in form and substance reasonably satisfactory to the Required Lenders.
y.Conflict. Other than the Interim DIP Order, there shall not exist any law, regulation, ruling, judgment, order, injunction or other restraint that prohibits, restricts or imposes a materially adverse condition on the DIP Facility or the exercise by the Administrative Agent of its rights as a secured party with respect to a material portion of the Collateral.
z.USA Patriot Act. The Administrative Agent and the Lenders shall have received from the Borrower and each of the Loan Parties, all documentation and other information reasonably requested by the Administrative Agent and any Lender no less than three (3) Business Days prior to the Closing Date that the Administrative Agent and any such Lender reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.
aa.Filings. There shall have been delivered to the Collateral Agent in proper form for filing each UCC financing statement as required by the Collateral Agreement in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a superpriority perfected Lien on the Collateral described therein.
bb.     [Reserved].
cc.    Lien Searches. The Administrative Agent and the Lenders shall have received appropriate UCC search results or other relevant search certificates reflecting no Liens (other than Liens permitted pursuant to Section 6.02) encumbering the Collateral in each of the jurisdictions or offices in which UCC financing statements should be made to evidence perfected security interests in all Collateral, other than those being released prior to the Closing Date.
Section 4.02    Conditions to Delayed Draw T-2 Availability Date. The obligations of the Lenders to make the Delayed Draw T-2 Loans on the occasion of any borrowing after the Closing Date shall be conditioned on the satisfaction (or waiver by the Lenders in their sole discretion in accordance with Section 10.02) of the following conditions:
a.Closing Date. The Initial Draw T-1 Availability Date shall have occurred and the Initial Draw T-1 Loans shall have been made.
b.Final DIP Order. The Final DIP Order shall have been approved and entered by the Bankruptcy Court, which Final DIP Order shall be in form and substance acceptable to the Required Lenders and the Administrative Agent (solely with respect to its own treatment) and the Final DIP Order shall be a Final Order and shall not have been modified or amended in any respect without the consent of the Administrative Agent (solely with respect to its own treatment) and the Required Lenders, and the Loan Parties and their Subsidiaries shall be in compliance with the Final DIP Order; provided, that notwithstanding anything herein to the contrary, any right of approval or consent of the Administrative Agent pursuant to this Section 4.02(b) shall be solely limited to its own treatment under the Final DIP Order.
c.Second Day Orders. (x) All material “second day orders” and all related pleadings intended to be entered on or prior to the date of entry of the Final DIP Order and any order establishing material procedures for the administration of the Cases, shall have been entered by the Bankruptcy Court and shall be Final Orders, and (y) all pleadings related to procedures for approval of significant transactions, including, without limitation, asset sale procedures, regardless of when filed or entered, shall be reasonably satisfactory in form and substance to the Administrative Agent (solely with respect to its own treatment) and the Required Lenders, or this condition is waived by the Administrative Agent (solely with respect to its own treatment) and satisfactory to the Required Lenders. The Administrative Agent and Required Lenders acknowledge that the form of such orders substantially in the forms filed within one day of the Petition Date are acceptable; provided, that notwithstanding anything herein to the contrary, any right of approval or consent of the Administrative Agent pursuant to this Section 4.02(c) shall be solely limited to its own treatment under the “second day orders” and pleadings described herein.
d.Borrowing Request. The Administrative Agent shall have received a Borrowing Request from the Borrower with respect to the Delayed Draw T-2 Loans in accordance with Section 2.04.
e.Representations and Warranties. The representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects (except such representations and warranties that by their terms are qualified by materiality or a Material Adverse Effect, which representations and warranties shall be true and correct in all respects) (or to the extent such representations and warranties specifically relate to an earlier date, on and as of such earlier date).
f.Default. Immediately before and after giving effect to the borrowing of Loans, no event shall have occurred and be continuing or would result therefrom that would constitute an Event of Default or a Default.
g.Reports. The Administrative Agent and the Lenders shall have received the Approved Budget required to be delivered pursuant to Section 5.01(h), the Minimum Liquidity Report required to be delivered pursuant to Section 5.01(i) and the Budget Variance Report required to be delivered pursuant to Section 5.01(j).
h.Cases. The Cases of any of the Debtors shall have not been dismissed or converted to cases under chapter 7 of the Bankruptcy Code.

i.Trustee. No Trustee under chapter 7 or chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases.
j.[Reserved].
k.Fees. The Borrower shall have paid all reasonable and documented fees, costs, disbursements and expenses accrued or incurred by the Agents and the Lenders and invoiced on or prior to the date that is one (1) Business Day prior to the date of the Borrowing of the Delayed Draw T-2 Loans.
l.Aggregate Amount. The aggregate amount of the Delayed Draw T-2 Loans shall not exceed the amount of the Delayed Draw T-2 Commitments.
m.Delayed Draw Condition. On the 60th day after the Petition Date, (i) there shall have been no greater than a $7,000,000 reduction in net cash flow over the first 60 days of the Cases as compared to the Initial Budget and (ii) a Successful Bid shall have been received.
Section 4.03    Conditions to the Prepetition RCF Roll-Up. The occurrence of the Prepetition RCF Roll-Up shall be conditioned on the satisfaction (or waiver by the Lenders in their sole discretion in accordance with Section 10.02) of the following conditions:
a.Closing Date. The Initial Draw T-1 Availability Date shall have occurred and the Initial Draw T-1 Loans shall have been made.
b.Final DIP Order. The Final DIP Order shall have been approved and entered by the Bankruptcy Court, which Final DIP Order shall be in form and substance acceptable to the Required Lenders and the Administrative Agent (solely with respect to its own treatment) and the Final DIP Order shall be a Final Order and shall not have been modified or amended in any respect without the consent of the Administrative Agent (solely with respect to its own treatment) and the Required Lenders, and the Loan Parties and their Subsidiaries shall be in compliance with the Final DIP Order; provided, that notwithstanding anything herein to the contrary, any right of approval or consent of the Administrative Agent pursuant to this Section 4.03(b) shall be solely limited to its own treatment under the Final DIP Order.

ARTICLE V
AFFIRMATIVE COVENANTS
Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, from and after the Closing Date, the Borrower (and, solely to the extent applicable to it, the Parent) covenants and agrees with the Lenders that:

Section 5.01    Financial Information and Other Information. Borrower will furnish (or will procure that the Parent will furnish) to the Administrative Agent for further distribution to the Lenders:
a.[Reserved].
b.as soon as available and in any event on or before the date on which such financial statements are required to be furnished or filed with the SEC with respect to each of the quarterly accounting periods in each fiscal year of the Parent (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 60 days after the end of each such quarterly accounting period), beginning with the financial statements for the fiscal quarter ending September 30, 2023, the consolidated balance sheets of the Parent and the Subsidiaries as at the end of such quarterly period and the related consolidated statements of operations, shareholders’ equity and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by a Responsible Officer of the Parent as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows, of the Parent and its consolidated Subsidiaries in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the optional absence of footnotes. Notwithstanding the foregoing, the obligations in this Section 5.01(b) may be satisfied with respect to financial information of the Parent and its consolidated Subsidiaries by furnishing the Parent’s, as applicable, Form 10 Q or Form 8-K filed with the SEC.
c.[Reserved];
d.As soon as available, and in any event within five (5) Business Days after the date the financial statements have been delivered pursuant to Section 5.01(b), the Parent shall deliver a duly executed and completed Compliance Certificate executed by a Responsible Officer of the Parent that shall certify, in the good faith judgment of the Parent, the Parent’s and its Subsidiaries’ compliance with its existing Financial Indebtedness under credit facilities and related obligations (other than the Prepetition Indebtedness);
e.[Reserved];
f.Promptly after any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party or any of their respective Subsidiaries, or compliance with the terms of any Loan Document, as the Lenders may reasonably request;
g.[Reserved];
h.(i) on or prior to the Closing Date, the Initial Budget and (ii) not later than 5:00 p.m. (Eastern time) on every fourth Friday after the Petition Date or, to the extent such Friday is not a Business Day, the next Business Day thereafter (or delivered more frequently and on such dates as consented to exclusively by the Required Lenders), an update to the Initial Budget to cover the period commencing on the Saturday of the prior week and including a rolling 13-week cash flow forecast for the Debtors and their Subsidiaries substantially in the form of the Initial Budget; provided, that each such updated Budget shall be in form and substance reasonably acceptable to the Required Lenders (it being agreed and understood that a form substantially consistent with the Initial Budget is acceptable to the Lenders) (the Initial Budget and each such Budget, if so approved, an “Approved Budget”) (it being understood that if the Required Lenders shall not have approved such Budget within five (5) Business Days after the delivery thereof, such Budget shall be deemed not to be acceptable to the Required Lenders and the previously delivered Approved Budget shall constitute the Approved Budget, until an updated Budget has been so approved); provided further that the approval of such Budget shall be subject to the process set forth in the DIP Orders.
i.Not later than 5:00 p.m. (Eastern time) on Friday of every week (commencing with the second Friday after the Petition Date, i.e. October 13, 2023) or, to the extent such Friday is not a Business Day, the next Business Day thereafter, a Minimum Liquidity Report as of the close of business on the immediately preceding Friday or to the extent such Friday is not a Business Day the immediately preceding Business Day (such date, a “Minimum Liquidity Test Date”), which such report shall be certified by a Responsible Officer of the Borrower as being prepared in good faith and fairly presenting in all material respects the information set forth therein; and
j.Not later than 5:00 p.m. (Eastern time) on Friday of every week (commencing with the fifth Friday after the Petition Date, i.e. October 27, 2023) or, to the extent such Friday is not a Business Day, the next Business Day thereafter (such date, a “Budget Variance Test Date”), a Budget Variance Report for the most recently expired Test Period, which such report shall be certified by a Responsible Officer of the Borrower as being prepared in good faith and fairly presenting in all material respects the information set forth therein.
Information required to be delivered pursuant to clause (b) or (c) of this Section 5.01 shall be deemed to have been delivered if such information, or one or more annual, quarterly, monthly or other interim reports containing such information, shall be available on the website of the Parent and/or its Subsidiaries. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
Section 5.02    Notification of Default.
a.Each Loan Party shall notify the Administrative Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
b.Promptly upon a request by the Administrative Agent (at the direction of the Required Lenders) (where the Administrative Agent has reasonable grounds for belief that a Default may have occurred), the Parent shall supply to the Administrative Agent a certificate signed by a Responsible Officer on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
Section 5.03    [Reserved].
Section 5.04    [Reserved].
Section 5.05    Authorization. Each Loan Party shall promptly: (a) obtain, comply with and do all that is necessary to maintain its existence in full force and effect; and (b) supply certified copies to the Administrative Agent of any Authorization required under any law or regulation of its jurisdiction of incorporation to: (i) enable it to perform its obligations under the Loan Documents where failure to do so would reasonably be expected to have a Material Adverse Effect (which shall include, for the avoidance of doubt, maintaining material insurance coverage planned to be maintained by the Parent and its Subsidiaries in the immediately succeeding fiscal year); and (ii) ensure the legality, validity, enforceability, subject to the entry of the DIP Orders, or admissibility in evidence in its jurisdiction of incorporation of any Loan Document.

Section 5.06    Taxation. Subject to Bankruptcy Law, the terms of the applicable DIP Order and any required approval by the Bankruptcy Court, the Parent shall (and the Parent shall procure that each of its Subsidiaries will) pay and discharge all Taxes imposed upon it or its assets (in the case of any such Person that is a Debtor, solely to the extent arising after the Petition Date) within the time period allowed without incurring penalties unless and only to the extent that (a) the failure to do so would not reasonably be expected to have a Material Adverse Effect or (b) (i) such payment is being contested in good faith; (ii) adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Administrative Agent under Sections 5.01(b), (c), (d) or (e); and (iii) such payment can be lawfully withheld and failure to pay those Taxes does not have and is not reasonably likely to have a Material Adverse Effect.
Section 5.07    Environmental Reports and Audits. As soon as practicable (but, in any event, within three (3) days) following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any facility or which relate to any environmental liabilities of any Loan Party or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
Section 5.08    [Reserved].
Section 5.09.    Advisors. The Administrative Agent and the Lenders shall each be entitled to retain or continue to retain the DIP Secured Party Advisors. Subject to the Interim DIP Order and Final DIP Order, as applicable, the Loan Parties shall pay all reasonable and documented fees and expenses of such DIP Secured Party Advisors and all such fees and expenses shall constitute Obligations and be secured by the Collateral.
Section 5.10    Compliance with Laws. Each Loan Party shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Loan Documents.
Section 5.11    Use of Proceeds. Subject to the additional restrictions on the use of proceeds provided in and in accordance with the DIP Orders and to the extent set forth in the then current Approved Budget (other than in respect of professional fees) (subject to any Permitted Variance), the Borrower will use the proceeds of the Loans hereunder for the following purposes: (i) to consummate the Prepetition RCF Roll-Up in accordance with Section 2.1(c), (ii) payment of certain Prepetition amounts in accordance with the then current Approved Budget (including Prepetition payments to certain critical vendors identified by the Debtors, to the extent set forth in such Approved Budget) (subject to any Permitted Variance) and as authorized by the Bankruptcy Court pursuant to the First Day Orders, (iii) payment of working capital in the ordinary course of business and (iv) payment of the costs, fees and expenses of administering the Cases (including payments benefiting from the Carve-Out), including professional fees and expenses.
Section 5.12    Books, Records and Inspections. Each Loan Party will, and will cause each of its Subsidiaries to, (a) keep adequate books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent (at the direction of the Required Lenders) (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by Administrative Agent) to visit and inspect any of the properties of each Loan Party and any of their respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent accountants, all upon reasonable notice and at such reasonable times during normal business hours (so long as no Default or Event of Default has occurred and is continuing) and as often as may reasonably be requested and by this provision each Loan Party authorizes such accountants to discuss with Administrative Agent and such representatives the affairs, finances and accounts of each Loan Party and their respective Subsidiaries.

Section 5.13    [Reserved].
Section 5.14     Further Assurances. At any time or from time to time upon the request of the Administrative Agent, each Loan Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent (at the direction of the Required Lenders) may reasonably request in order to effect fully the purposes of the Loan Documents.
Section 5.15     Operation in the Ordinary Course of Business. Each Loan Party shall at all times during the term of this Agreement act within the ordinary course of its business consistent with past practices and within its board of directors approved budget or forecasts, in each case subject to the DIP Orders, the First Day Orders and other orders of the Bankruptcy Court and the Approved Budget.
Section 5.16     Covenant to Guarantee Obligations and Give Security.
a.Subject to the Agreed Security Principles in all respects and subject to this Section 5.16, with respect to any Property having an aggregate fair market value (as determined by the Company in good faith) in excess of thresholds set forth in the Agreed Security Principles that is acquired or created after the Closing Date by any Loan Party, or that otherwise ceases to constitute Excluded Property, which Property is not Excluded Property but is not then subject to the Liens created by the Collateral Documents, then (i) in the case of any such Collateral that is governed by the terms of the Collateral Agreement, take such steps and actions as required by the Collateral Agreement and (ii) in all other cases, to the extent requested by the Administrative Agent (at the direction of the Required Lenders), each Loan Party shall promptly (i) execute and deliver to the Collateral Agent such amendments or supplements to the relevant Collateral Documents or such other documents as the Administrative Agent (at the direction of the Required Lenders) shall deem necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a Lien on such Property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Collateral Document in accordance with all applicable Laws, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent (at the direction of the Required Lenders). Subject to the Agreed Security Principles, the Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent (at the direction of the Required Lenders) shall reasonably require to confirm the validity, perfection and priority of the Lien of the Collateral Documents against such after-acquired properties.
b.With respect to any person that becomes a Subsidiary (other than an Excluded Subsidiary) of any Loan Party after the Closing Date, or any Subsidiary that ceases to constitute an Excluded Subsidiary after the Closing Date, such Loan Party shall cause such Subsidiary to take the following actions to the extent requested by the Administrative Agent (at the direction of the Required Lenders), subject to the Agreed Security Principles, (i) execute a joinder agreement to the Guarantee Agreement, subject to any local Law qualifications or modifications deemed reasonably necessary by legal counsel in the applicable local jurisdiction and (ii) take all actions necessary or reasonably advisable in the opinion of the Administrative Agent (at the direction of the Required Lenders) to cause the Lien created by the Collateral Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent (at the direction of the Required Lenders).

c.Subject to the Agreed Security Principles, promptly, upon the reasonable request of the Administrative Agent or any Lender, at the Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Collateral Documents or otherwise deemed by the Administrative Agent (at the direction of the Required Lenders) necessary or reasonably advisable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted herein or by the applicable Collateral Document (including, but not limited to, financing statements, continuation statements and extension agreements), or obtain any consents or waivers as may be necessary or appropriate in connection therewith; deliver or cause to be delivered to the Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent (at the direction of the Required Lenders) shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Collateral Documents; and correct any material defect or error that may be discovered in any Collateral Document or in the execution, acknowledgement, filing or recordation thereof. Upon and following the occurrence of an Enforcement Event (as such term is defined in the Agreed Security Principles), upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may require.
d.Notwithstanding anything to the contrary, the Loan Parties shall not be required to take any actions with respect to the creation or perfection of security interests with respect to any entities organized under the laws of or assets located in any jurisdiction other than the United States or any Covered Jurisdiction (as defined in the Agreed Security Principles).
Section 5.17    Certain Post-Closing Collateral Obligations. Other than with respect to the granting and perfection of the security interests in Collateral by the Company and Parent with respect to which a Lien may be perfected by the filing of a financing statement under the UCC and the entry of the DIP Orders, the creation and/or perfection of a security interest in Collateral (including the provision of customary control agreements (to the extent required by the Collateral Documents) shall not constitute a condition precedent to the effectiveness of this Agreement on the Closing Date, but instead may be accomplished within thirty (30) days after the Closing Date (as such time frame may be extended by the Administrative Agent (at the direction of the Required Lenders) or the Required Lenders in their sole discretion (which extension may be via email)) pursuant to arrangements as set forth on Schedule 5.17 (which may be modified by Borrower and the Administrative Agent (at the direction of the Required Lenders) or the Borrower and the Required Lenders (which modification may be via email)). Notwithstanding the foregoing sentence, the parties acknowledge that the Loans and the DIP Facility are extended in express reliance on the further perfection of the Liens as contemplated by Schedule 5.17.
Section 5.18    Certain Case Milestones. Each Loan Party shall ensure that each of the milestones set forth below (the “Milestones”) is achieved in accordance with the applicable timing referred to below (or such later dates as approved in writing by the Required Lenders, which approval may be provided via electronic mail):
a.no later than 5 days after the Petition Date, the Debtors shall have obtained entry of the Interim DIP Order;
b.no later than 25 days after the Petition Date, the Debtors shall have obtained entry of the Final DIP Order;
c.no later than 55 days after the Petition Date, the deadline by which bids for the sale of equity of the Debtors shall have occurred;

d.no later than 60 days after the Petition Date, the Delayed Draw Condition set forth in Section 4.02(m) shall have been tested;
e.no later than 85 days after the Petition Date, the Bankruptcy Court shall have entered the Acceptable Confirmation Order and consummated the transactions contemplated by the Chapter 11 Plan; and
f.no later than 90 days after the Petition Date, the Plan Effective Date shall have occurred.
Section 5.19    Certain Bankruptcy Matters. The Loan Parties and their Subsidiaries shall comply (i) after entry thereof, with all of the requirements and obligations set forth in the DIP Orders and the Cash Management Order, as each such order is amended and in effect from time to time in accordance with this Agreement, (ii) after entry thereof, with each order of the type referred to in clause (b) of the definition of “Approved Bankruptcy Court Order”, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (b) of the definition of “Approved Bankruptcy Court Order”) and (iii) after entry thereof, with the orders (to the extent not covered by subclause (i) or (ii) above) approving the Debtors’ “first day” and “second day” relief and any pleadings seeking to establish material procedures for administration of the Cases or approving significant or material non-ordinary course transactions and obtained in the Cases, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (c) of the definition of “Approved Bankruptcy Court Order”); provided, that any actions taken to enforce any rights or remedies arising from a breach of this Section 5.19 shall be subject to any requirements in the DIP Orders requiring a ruling or entry of an order of the Bankruptcy Court.
Section 5.20    Bankruptcy Notices. The Borrower will furnish to the Administrative Agent (and the Administrative Agent will make available to each Lender), to the extent reasonably practicable (or, if impracticable, as soon as practicable prior to such filing), at least two (2) Business Days prior to filing with the Bankruptcy Court, notice and copies of the Final DIP Order, any motion in respect of an order that would constitute an “Approved Bankruptcy Court Order” and all other proposed orders and pleadings related to the Loans and the Loan Documents, any other financing or use of Cash Collateral, any sale or other disposition of Collateral outside the ordinary course, having a value in excess of $2,500,000, cash management, adequate protection, any Chapter 11 Plan and/or any disclosure statement or supplemental document related thereto, which shall, in each case, have been prepared in good faith.
Section 5.21    [Reserved].
Section 5.22    Maintenance of Property; Insurance. The Loan Parties and their Subsidiaries shall:
a.Keep all Property useful and necessary in its business in reasonably good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
b.Maintain insurance with financially sound and reputable insurance companies on all its Property that is necessary in, and material to, the conduct of business by the Parent and its Subsidiaries, taken as a whole, in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, and use its commercially reasonable efforts to ensure that all such material insurance policies shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) name the Collateral Agent as an additional insured and loss payee/mortgagee.

ARTICLE VI
NEGATIVE COVENANTS
Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, from and after the Closing Date, the Borrower (and, solely to the extent applicable to it, the Parent), covenants and agrees with the Lenders that:

Section 6.01    Indebtedness. The Parent will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Financial Indebtedness or issue any Disqualified Stock (or other preferred stock), except:
a.Financial Indebtedness created under the Loan Documents;
b.Financial Indebtedness existing on the Petition Date and listed on Schedule 6.01(b); provided that (i) any incremental draws under its existing Financial Indebtedness on or after the Closing Date shall not be permitted without the prior consent of each Lender and (ii) any Prepetition Indebtedness shall be stayed during the pendency of the Cases;
c.Guarantees incurred in compliance with Section 6.04;
d.Financial Indebtedness in the form of Swap Agreements permitted under Section 6.07 in respect of the Loan Parties that are Debtors, pursuant to the First Day Orders; and
e.Financial Indebtedness between or among (i) the Loan Parties, (ii) Subsidiaries of the Parent that are not Loan Parties or (iii) Loan Parties and Subsidiaries that are not Loan Parties, to the extent (x) set forth on Schedule 6.01(e) or (y) following the Closing Date, payables incurred in the ordinary course operation of the business consistent with historical practice.
Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all Financial Indebtedness between or among the Parent and any of its Subsidiaries (other than Financial Indebtedness solely between Subsidiaries that are not Loan Parties) shall at all times (other than as agreed by the Required Lenders) be subject to a customary intercompany subordination agreement; provided that notwithstanding the foregoing, such intercompany subordination agreement may be entered into by Subsidiaries that are not Loan Parties within thirty (30) days after the Closing Date (as such time frame may be extended by the Administrative Agent (at the direction of the Required Lenders) or the Required Lenders in their sole discretion (which extension may be via email).
Section 6.02    Liens. The Parent will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except (“Permitted Liens”):
a.Liens created under the Loan Documents;
b.Liens securing Financial Indebtedness permitted by Section 6.01(b) and any obligations relating thereto not constituting Financial Indebtedness secured by the same assets that secured such Financial Indebtedness as of the Petition Date;
c.[reserved];
d.Liens or deposits to secure the performance of statutory or regulatory obligations, or surety, appeal, indemnity or performance bonds, warranty and contractual requirements or other obligations of a like nature incurred in the ordinary course of business;
e.Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
f.Liens incurred or deposits made in the ordinary course of business to secure payment of workers’ compensation or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;
g.Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, lessor’s, suppliers, banks, repairmen’s and mechanics’ Liens, and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, in each case, incurred in the ordinary course of business;
h.leases or subleases granted to others that do not materially interfere with the ordinary conduct of business of the Parent or any Subsidiary;
i.easements, rights of way, zoning and similar restrictions, reservations or encumbrances in respect of real property or title defects that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties (as such properties are used by the Parent or any Subsidiary) or materially impair their use in the operation of the business of the Parent or any Subsidiary;
j.Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Parent or any of its Subsidiaries in the ordinary course of business;
k.[reserved];
l.licenses of intellectual property in the ordinary course of business;
m.leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Parent or any Subsidiary;
n.Liens to secure a defeasance trust;
o.Liens securing insurance premium financing arrangements; provided that such Lien is limited to the applicable insurance contracts;
p.Liens arising under retention of title, hire purchase or conditional sale arrangements arising under provisions in a supplier’s standard conditions of supply in respect of goods or services supplied to the Parent or any Subsidiary in the ordinary course of business and on arm’s length terms;
q.Liens arising by way of set-off or pledge (in favor of the account holding bank) arising by operation of law or pursuant to standard banking terms or conditions; provided that the relevant bank account has not been set up nor has the relevant credit balance arisen in order to implement a secured financing;
r.Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
s.Liens securing obligations related to Swap Agreements, to the extent permitted pursuant to the First Day Orders;
t.any (a) interest or title of a lessor or sublessor under any lease, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ liens, tax liens, and easements); (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b) or (d) Liens over rental deposits with a lessor pursuant to a property lease entered into in the ordinary course of business;
u.[reserved]; and
v.Liens securing obligations (other than Financial Indebtedness) of the Parent or any Subsidiary of the Parent with respect to obligations that do not exceed $1,000,000 at any one time outstanding.
With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness otherwise permitted under the provisions of Section 6.01 in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.
For purposes of this definition, the term “Indebtedness” will be deemed to include interest and other obligations payable on and with respect to such Indebtedness.
Section 6.03    Merger; Change of Business.
a.The Parent and its Subsidiaries shall not enter into any amalgamation, demerger, merger or corporate reconstruction. The preceding sentence does not prohibit any amalgamation, demerger, merger or corporate reconstruction (i) of or among any Subsidiaries of the Parent or (ii) among the Parent and any Subsidiary of the Parent; provided that the Borrower shall be the surviving entity of such amalgamation, demerger, merger or corporate reconstruction. Notwithstanding anything contained in this Section 6.03(a), (a) no amalgamation, demerger, merger or corporate reconstruction shall be permitted unless such amalgamation, demerger, merger or corporate reconstruction does not adversely affect the Liens in favor of the Collateral Agent securing the Obligations or the priority thereof, (b) if any Debtor is party to such amalgamation, demerger, merger or corporate reconstruction, the surviving Person shall be a Debtor, and (c) if any Guarantor is a party to such amalgamation, demerger, merger or corporate reconstruction, such Guarantor (or the Borrower, if applicable) shall be the surviving Person.
b.The Borrower and the Parent shall procure that no substantial change is made to the general nature of the business of the Parent or its Subsidiaries (taken as a whole) from that carried on at the date of this Agreement.

Section 6.04    Investments, Loans, Advances, Guarantees and Acquisitions. The Parent will not, and will not permit any of its Subsidiaries to, purchase, hold, acquire (including pursuant to any merger or consolidation), make or otherwise permit to exist any Investment in any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or a material portion of the assets of any other Person or of a business unit, division, product line or line of business of any other Person, except:
a.Investments existing on the Petition Date;
b.[reserved];
c.(i) to the extent constituting Investments, (x) loans and advances in cash or receivables between the Loan Parties and (y) loans and advances in cash or receivables between Loan Parties and Subsidiaries of Parent that are not Loan Parties pursuant to ordinary cash management practices and consistent with the historical practice of the Parent and its Subsidiaries to the extent (1) set forth on Schedule 6.01(e) or (2) following the Closing Date, incurred in the ordinary course operation of the business consistent with historical practice, (ii) any Investments by a Loan Party in another Loan Party and (iii) any Investments by a non-Loan Party in another non-Loan Party;
d.Investments in the form of Swap Agreements permitted under Section 6.07;
e.[reserved]; and
f.Investments in an amount not to exceed $1,000,000.
Section 6.05    Dispositions. The Parent will not, and will not permit any of its Subsidiaries to, make any Disposition or enter into any agreement to make any Disposition, or to sell any Equity Interests to any Person, except:
a.Dispositions of obsolete or worn out property (including (i) allowing any registration or application for registration of any intellectual property that is no longer used or useful, or economically practicable to maintain, to lapse, go abandoned, or be invalidated or (ii) disposing of, discontinuing the use or maintenance of, abandoning, failing to pursue or otherwise allowing to lapse, expire, terminate or put into the public domain any of its intellectual property if the Borrower determines in its reasonable judgment that such discontinuance is desirable in the conduct of its business and does not materially interfere with the business of the Parent and its Subsidiaries, taken as a whole), whether now owned or hereafter acquired, in the ordinary course of the Parent’s or the Borrower’s business;
b.Dispositions of inventory and other assets in the ordinary course consistent with past practice;
c.Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the net proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
d.a Disposition of the aircraft owned by SDC Plane, LLC; and
e.Dispositions permitted by Section 6.03;
provided, however, that any Disposition pursuant to Section 6.05(a) through Section 6.05(e) shall be for Fair Market Value.

Section 6.06    Payments to Non-Loan Party Subsidiaries. The Parent will not, and will not permit any of its Subsidiaries that are Loan Parties to, transfer (i) cash or Cash Equivalents to any Subsidiary that is not a Loan Party or, other than to the extent contemplated by the DIP Orders and/or the Prepetition HPS Purchase Agreement, to SDC SPV, except to the extent such cash or Cash Equivalents are to be promptly used by such Subsidiary that is not a Loan Party to make payments (or to reimburse payments already made) in accordance with the Approved Budget (subject to any Permitted Variance), or (ii) property or assets (other than cash or Cash Equivalents or receivables satisfied by the transfer of cash or Cash Equivalents in the foregoing clause (i)) to any Subsidiary that is not a Loan Party or, other than to the extent contemplated by the DIP Orders and/or the Prepetition HPS Purchase Agreement, to SDC SPV.
Section 6.07    Swap Agreements. The Parent will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, other than Swap Agreements to hedge or mitigate risks to which the Parent or a Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes. For the avoidance of doubt, the Parent will not, and will not permit any of its Subsidiaries to consensually unwind or otherwise consensually terminate or settle any Swap Agreement prior to its scheduled termination or settlement dates.
Section 6.08    Restricted Payments; Certain Payment of Indebtedness.
a.Borrower will not, and will not permit any of its Subsidiaries (other than any wholly-owned Subsidiary) to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
i.any Subsidiary of the Borrower may declare and pay dividends or make other distributions with respect to its Equity Interests, and make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to the Parent and the Subsidiaries); provided that, any Subsidiary that is a Debtor may only make Restricted Payments to Subsidiaries that are Loan Parties and Debtors; and
ii.Borrower may make Permitted Payments to Parent.
b.     Parent will not, and will not permit any of its Subsidiaries (other than the Borrower and the Borrower’s Subsidiaries, which shall be governed by clause (a) above) to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment.
c.     The Parent will not, and will not permit any of its Subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Prepetition Indebtedness without the express prior consent of the Administrative Agent (at the direction of the Required Lenders), except (i) as permitted by the DIP Orders, (ii) as permitted by any Approved Bankruptcy Court Order and consistent with the Approved Budget, (iii) in respect of Indebtedness under the Prepetition Revolving Facilities pursuant to this Agreement and the DIP Orders or (iv) as permitted by any other order of the Bankruptcy Court acceptable to the Required Lenders, but in the case of clauses (i) and (ii) in amounts not in excess of the amounts set forth for such payments in the Approved Budget.
d.    The Parent will not, and will not permit any of its Subsidiaries to amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any documentation governing Prepetition Indebtedness.

Section 6.09    Settlement of Claims. The Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, make payment on account of the settlement of any Claims related to any actual or threatened litigation, arbitration or administrative proceedings, in each case before any court, arbitral body or agency.
Section 6.10    Restrictive Agreements. The Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of the Parent or any Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure, or provide any Guarantee in respect of, the Obligations or (b) the ability of any of its Subsidiaries to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to Borrower or the Parent; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions existing on the Closing Date identified in writing to the Administrative Agent (but shall apply to any amendment or modification unless not materially expanding the scope of any such restrictions or conditions (as determined by the Borrower in good faith)), (C) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (D) restrictions and conditions arising under Financial Indebtedness permitted under Section 6.1(b) as in effect on the Closing Date, and (E) in the case of any Subsidiary that is not a wholly-owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary.
Section 6.11    Amendment of Organizational Documents. The Parent will not, or will permit any of its Subsidiaries to, amend, modify or waive any of its rights under its certificate of incorporation, by-laws or other organizational documents, in either case, to the extent such amendment, modification or waiver would be adverse in any material respect to the rights or interests of the Lenders hereunder or under any other Loan Document.
Section 6.12    Additional Bankruptcy Matters. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, without the Required Lenders’ prior written consent, do any of the following:
a.assert, join, support or prosecute any claim or cause of action against any of the Lenders, unless such claim or cause of action is in connection with the enforcement of the Loan Documents against any of the Agents or Lenders; provided that nothing contained in this Section 6.12(a) shall prohibit the Debtors from responding to or complying with discovery requests of any statutory committee appointed or appearing in the Cases, in whatever form, made in connection with an investigation against any of the Agents or Lenders or the payment from proceeds of the Loans of professional fees related thereto; or
b.subject to the terms of the DIP Orders and subject to Section VII, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Agents or the Lenders with respect to the Collateral following the occurrence of an Event of Default; provided, that any Loan Party may contest or dispute whether an Event of Default has occurred in accordance with the terms of the DIP Orders.

Section 6.13    Budget Variance Covenant. Commencing with the delivery of the Budget Variance Report for the Test Period ending on October 20, 2023 (i.e., the Budget Variance Report delivered on October 27, 2023), and as of each subsequent Budget Variance Test Date, for the most recently ended Test Period, permit actual disbursements for such Test Period (excluding professional fees and expenses, including, for the avoidance of doubt, all such fees and expenses paid pursuant to the DIP Orders) to be more than 120% of the forecasted actual disbursements for such Test Period in the applicable Approved Budget) (with any negative variances carried forward to the succeeding week until such Approved Budget is updated).
To the extent that any Test Period encompasses a period that is covered in more than one Approved Budget, the applicable weeks from each applicable Approved Budget shall be utilized in making the calculations pursuant to this Section 6.13.
For the avoidance of doubt, all fees, charges, and expenses incurred in connection with obtaining or maintaining credit ratings are deemed to be permitted in accordance with the Approved Budget (regardless of whether provided for therein) for all purposes.
Section 6.14    Minimum Liquidity Covenant. As of any Minimum Liquidity Test Date, permit the Free Liquidity to be less than $2,500,000.

ARTICLE VII
EVENTS OF DEFAULT
If any of the following events (“Events of Default”) shall occur:
a.(i) the Borrower or the Parent shall fail to pay any principal of any Loan or (ii) any amounts pursuant to the DIP Orders, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
b.the Borrower or the Parent shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days (or such longer period as the Lenders may agree in their sole discretion);
c.any representation, warranty or certification made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;
d.a Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.05(a) (with respect to the existence of a Loan Party), 5.11, 5.17, 5.18, 5.20(a), 5.23 or in Article VI;
e.a Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (which shall include, for the avoidance of doubt, the Transactions (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) the relevant Loan Party’s Knowledge of such breach or (ii) notice thereof from the Administrative Agent (at the direction of the Required Lenders);
f.a Loan Party or any of their respective Subsidiaries shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness (other than the Obligations or

Prepetition Indebtedness that is stayed), when and as the same shall become due and payable (after giving effect to any applicable grace period);
g.any event or condition shall occur that results in any Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf or, in the case of any Swap Agreement, the applicable counterparty, to cause any Material Indebtedness to become due, or to terminate or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) any secured Financial Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Financial Indebtedness in the case of any Debtors, (ii) obligations under any Swap Agreement that becomes due as a result of (x) a “Termination Event” as defined in Section 5(b)(ii) or (iii) of the ISDA 2002 Master Agreement or an “Additional Termination Event” as defined in clause (h) of the Schedule thereto or (y) the filing of the Cases or (iii) any Prepetition Indebtedness that is stayed;
h.an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any of their respective Subsidiaries that is, in each case, not a Debtor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Subsidiary that is, in each case, not a Debtor for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
i.any Loan Party or any of their respective Subsidiaries that is not a Debtor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted by Section 6.03(a)(iv)), reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of their respective Subsidiaries that is not a Debtor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of any Loan Party or any of their respective Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (i) or clause (j) of this Article;
j.any Loan Party or any of their respective Subsidiaries that is, in each case, not a Debtor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
k.one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment and has not denied coverage) shall be rendered against any Loan Party or any of their respective Subsidiaries, which, in the case of the Debtors only, arose after the Petition Date or is unstayed, or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any of their respective Subsidiaries to enforce any such judgment;
l.one or more ERISA Events or, with respect to a Foreign Plan, a termination, withdrawal or noncompliance with applicable law or plan terms (other than, in any such case, such an event which has already been settled or resolved), shall have occurred that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;
m.either of the DIP Orders, at any time after the entry of such order or this Agreement, at any time after its execution and delivery, and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect with respect to any Loan Party or shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations; or any Loan Party or any other Person contests in any manner the validity or enforceability of this Agreement;
n.except as permitted by this Agreement, the DIP Orders or the relevant security documents, any Collateral Document or the DIP Orders ceases for any reason to be fully enforceable in any material respect; provided, that it will not be an Event of Default under this clause if such condition results from the action or inaction of the Administrative Agent, the Collateral Agent or any other third party which is not an affiliate of the Company;
o.except as permitted by this Agreement, the DIP Orders or the relevant Collateral Documents, any Lien securing the Obligations for the benefit of the Lenders purported to be granted under any security document on Collateral, individually or in the aggregate, having a fair market value (as determined by the Company in good faith) in excess of $5,000,000 ceases to be an enforceable and perfected first-priority Lien in any material respect (or, if such Lien is secured on a junior-priority basis pursuant to the DIP Orders, such Lien ceases to be an enforceable and perfected Lien having the priority required by the DIP Orders in any material respect), subject to Permitted Liens, and such condition continues for 5 days after written notice by the Administrative Agent or the Collateral Agent (in each case, at the direction of the Required Lenders) of failure to comply with such requirement; provided, that it will not be an Event of Default under this clause if such condition results from the action or inaction of the Administrative Agent, the Collateral Agent or any other third party which is not an affiliate of the Company;
p.if there is a Change of Control;
q.there occurs any of the following:
i.the entry of an order dismissing any of the Cases or converting any of the Cases to a case under chapter 7 of the Bankruptcy Code, or any filing by any Loan Party (or any Subsidiary thereof) of a motion or other pleading seeking entry of such an order;
ii.a trustee, a responsible officer or an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner), or any similar person is appointed or elected in any of the Cases, any Loan Party (or any Subsidiary thereof) applies for, consents to, or fails to contest in, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of the Required Lenders in their sole discretion;
iii.the entry of an order or the filing by any Loan Party (or any Subsidiary thereof) of an application, motion or other pleading seeking entry of an order staying, reversing, amending, supplementing, vacating or otherwise modifying the Interim DIP Order or the Final DIP Order, or any of the Parent or any of its Subsidiaries shall apply for authority to do so (unless substantially concurrently with the entry of such order the DIP Facility will be repaid in full and the Commitments will be terminated), without the prior written consent of the Required Lenders, or the Interim DIP Order or Final DIP Order shall cease to be in full force and effect;

iv.(A) the entry of an order in any of the Cases denying or terminating use of Cash Collateral by the Loan Parties that are Debtors; (B) the termination of the right of any Loan Party that is a Debtor to use any Cash Collateral under the Interim DIP Order or the Final DIP Order, and in each case the Debtors have not otherwise obtained authorization to use cash collateral with the prior written consent of the Administrative Agent and the Required Lenders; or (C) any other event that terminates the Loan Parties’ right to use Cash Collateral;
v.the entry of an order in any of the Cases granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed against any assets of the Debtors having an aggregate value of $1,000,000 or make or to permit other actions that would have a material adverse effect on the Debtors or their estates;
vi.(A) any of the Loan Parties or any of their Subsidiaries shall commence, join in, assist, support or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent, the Lenders, or the Prepetition Revolving Lender (in each case, in their capacities as such) or seeking to invalidate, disallow, subordinate or limit the enforceability, priority, or validity of any Claims or Liens held by any of the foregoing or (B) an order is entered by the Bankruptcy Court granting any party derivative standing to commence, join in, assist, support or otherwise participate as an adverse party in any of the matters set forth in clause (A);
vii.the entry of an order in the Cases charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders or the Prepetition Revolving Lender, or the commencement of any other actions by the Loan Parties that challenges the rights and remedies of the Agents or the Lenders under the Loan Documents or the DIP Orders or that is inconsistent with the Loan Documents;
viii.the entry of an order in any of the Cases (other than the DIP Orders) granting authority to use Cash Collateral (other than with the prior written consent of the Administrative Agent (solely with respect to its own treatment) and the Required Lenders) or to obtain financing under Section 364 of the Bankruptcy Code (other than the DIP Facility or any other Indebtedness permitted pursuant to Section 6.01 or the proceeds of which will be used to, concurrently with its funding, repay the DIP Facility in full in cash and terminate the Commitments);
ix.without the written consent of the Administrative Agent (solely with respect to its own treatment) and the Required Lenders, the entry of an order in any of the Cases granting adequate protection to any other person (which, for the avoidance of doubt, shall not apply to any payments made pursuant to any orders of the Bankruptcy Court or any First Day Order acceptable to the Required Lenders);
x.the filing or support of any pleading by any Loan Party (or any of its Subsidiaries) seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (ix) above or which could otherwise be reasonably expected to result in the occurrence of an Event of Default;
xi.the making of any Prepetition Payments other than (A) as permitted by the DIP Orders, (B) as permitted by any orders of the Bankruptcy Court satisfactory to the Required Lenders and consistent with the Approved Budget or (C) as permitted by any other order of the Bankruptcy Court in amounts satisfactory to the Required Lenders, but in the case of clauses (A) and (B) in amounts not in excess of the amounts set forth for such payments in the Approved Budget;
xii.an order of the Bankruptcy Court granting, other than in respect of this Agreement and the Carve-Out or pursuant to the DIP Orders, any superpriority administrative expense claim in the Cases pursuant to Section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the Administrative Agent and the Lenders, or the filing by any Loan Party (or any of its Subsidiaries) of a motion or application seeking entry of such an order, unless the financing to be approved pursuant to such motion or application pays the DIP Facility in full in cash;
xiii.the Final DIP Order is not entered by the date that is 25 days after the Petition Date, or such later date as may be approved in writing by the Required Lenders, which approval may be provided via electronic mail;
xiv.other than with respect to the Carve-Out and the Liens permitted to have such priority under the Loan Documents and the DIP Orders, any Loan Party shall create or incur, or the Bankruptcy Court enters an order granting, any Lien which is pari passu with or senior to any Liens under the Loan Documents or the filing by any Loan Party (or any of its Subsidiaries) of a motion or application seeking entry of such an order, unless filing to be approved pursuant to such motion or application pays the DIP Facility in full;
xv.noncompliance by any Loan Party or any of its Subsidiaries with the terms of the Interim DIP Order or the Final DIP Order;
xvi.the commencement of, or support of, any Loan Party to any action against the Prepetition Revolving Lender;
xvii.the filing of a motion, pleading or proceeding by any of the Parent or any of its Subsidiaries which could reasonably be expected to result in a material impairment of the rights or interests of the Lenders in their capacities as such;
xviii.the filing of a Chapter 11 Plan that is not an Acceptable Plan of Reorganization, the withdrawal of an Acceptable Plan of Reorganization by the Parent or its Subsidiaries after its filing (without filing a different Acceptable Plan of Reorganization), the public announcement by Parent or any of its Subsidiaries of their intention to not seek confirmation of an Acceptable Plan of Reorganization or the entry by Parent or any of its Subsidiaries into a definitive written agreement to pursue confirmation of a Chapter 11 Plan other than an Acceptable Plan of Reorganization;
xix.the Bankruptcy Court denies entry of an Acceptable Confirmation Order or, following the entry thereof, an Acceptable Confirmation Order ceases to be a Final Order or the Acceptable Confirmation Order or the Acceptable Plan of Reorganization is modified or amended in a manner such that it ceases to be an Acceptable Confirmation Order or an Acceptable Plan of Reorganization, as applicable;
xx.any Loan Party (or any of its Subsidiaries) shall file a motion, without the Required Lenders’ written consent, seeking authority to sell all or substantially all of its assets in a transaction that is not approved by the Required Lenders;
xxi.any Loan Document shall cease to be effective or shall be contested by the Parent or any of its Subsidiaries;

xxii.[reserved];
xxiii.the reduction or termination of the time period during which the Debtors may exclusively file a Chapter 11 Plan and/or solicit votes to accept such plan; or
r.[Reserved];
then, and in every such event (other than an event with respect to a Loan Party that is not a Debtor described in clause (h) or (i) of this Article), and solely in the express determination of the Lenders at any time thereafter during the continuance of such event, the Required Lenders may, by notice to the Borrower and the Parent, take one or more of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) subject to the provisions of the DIP Orders, direct the Collateral Agent to exercise the rights and remedies under the Loan Documents, the DIP Orders or at law or pursuant to the UCC and (iii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Borrower hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event with respect to any Loan Party that is not a Debtor described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower to the extent permitted by applicable law.
Subject to the provisions of the Interim DIP Order (and, when entered, the Final DIP Order), the Lenders shall apply the proceeds of any collection of money or property pursuant to this Article VII as follows:
FIRST, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 10.03) payable to the Administrative Agent and/or Collateral Agent in such Person’s capacity as such;
SECOND, to the payment of all reasonable and documented costs and expenses incurred by the Lenders in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the reasonable and documented fees and expenses of its agents and legal counsel, the repayment of all advances made by the Lenders hereunder or under any other Loan Document on behalf of the Borrower and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document and all reasonable and documented fees payable to the Lenders pursuant to any Loan Document;
THIRD, to payment of that portion of the Obligations constituting reasonable and documented fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including reasonable and documented attorneys’ fees and disbursements and amounts payable under Section 2.17 hereunder);
FOURTH, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans to the Lenders payable to it;
FIFTH, to payment of all other Obligations then owing to the Lenders; and
SIXTH, to the Borrower, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Lenders shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.
Notwithstanding anything to the contrary herein, the enforcement of Liens or remedies with respect to the Collateral and the exercise of all other remedies provided for in this Agreement and the other Loan Documents, shall be subject to the provisions of the Interim DIP Order (and, when entered, the Final DIP Order).

ARTICLE VIII
THE ADMINISTRATIVE AGENT
On and after the Closing Date, each Lender hereby irrevocably designates and appoints Cluster Holdco LLC as the Administrative Agent and the Collateral Agent of such Lender under this Agreement and the other Loan Documents and irrevocably authorizes Cluster Holdco LLC in its capacities as the Administrative Agent and the Collateral Agent, to take such actions and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
Each Person serving as an Agent hereunder may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.
The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents, and the Agents’ duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to an Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Agents shall not have any duty to take, or omit to take, any discretionary action or to exercise any discretionary power, except discretionary rights and powers as such Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents, or pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders); provided that the Agents shall not be required to take any action that, (i) in such Agent’s opinion, could expose such Agent to liability or be contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law, or (ii) unless, upon demand, such Agent receives indemnification satisfactory to it from the Lenders against all liabilities, losses, costs or expenses that may be imposed on, incurred by or asserted against such Agent or any Related Party thereof, and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any Subsidiary or any other Affiliate thereof that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity. The Agents shall not be liable for any action taken or not taken by it, or in the absence of its own bad faith, gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). The Agents shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to such Agent by Borrower, and the Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) [reserved] or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to such Agent.
The Agents shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, judgment, order, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Agents also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to such Agent orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agents may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agents may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by such Agent, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Neither the Administrative Agent nor the Collateral Agent shall have any liability for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents, unless it shall have been negligent in ascertaining the pertinent facts. The Administrative Agent and Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate (other than with respect to actions expressly permitted hereunder) or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each of the Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or all of the Lenders, as applicable, as to any matter that, pursuant to Section 10.02, can only be effectuated with the consent of all applicable Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
The permissive rights of the Administrative Agent and the Collateral Agent to do things enumerated in this Agreement shall not be construed as a duty and, with respect to such permissive rights, neither the Administrative Agent nor the Collateral Agent shall be answerable for other than its gross negligence or willful misconduct. Nothing in this Agreement shall require the Administrative Agent or the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder. Neither the Administrative Agent nor the Collateral Agent shall have any obligation to give, execute, deliver, file, record, authorize or obtain any financing or continuation statements, notices, instruments, documents, agreements, consents or other papers as shall be necessary to (i) create, preserve, perfect or validate the security interest granted to the such Agent pursuant to the Collateral Documents, or (ii) enable such Agent to exercise and enforce its rights under the Collateral Documents with respect to such pledge and security interest. No Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; pandemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.
Each of the Administrative Agent and Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more subagents appointed by the Administrative Agent or the Collateral Agent. The Administrative Agent, the Collateral Agent and any such subagent may perform any and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent or the Collateral Agent, as applicable. Neither the Administrative Agent nor Collateral Agent shall not be responsible for the bad faith, negligence or misconduct of any other agent or any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent or Collateral Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub-agents.
Each Lender acknowledges that it has, independently and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Any Lender, by delivering its signature page to this Agreement and funding its Loans, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, such Lender.
The Lenders agree to indemnify the Administrative Agent, the Collateral Agent and their respective Related Parties ratably according to their pro rata share of the Commitments and Loans, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent, the Collateral Agent or such Related Parties in any way relating to or arising out of this Agreement or any other Loan Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent, the Collateral Agent or such Related Parties under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrower; provided, however, that no Lender shall be liable to the Administrative Agent, the Collateral Agent or any of their respective Related Parties for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the Administrative Agent’s, the Collateral Agent’s or such Related Parties’ bad faith, gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to the Administrative Agent, the Collateral Agent or any such Related Parties for any purpose shall, in the reasonable opinion of the Administrative Agent or the Collateral Agent be insufficient or become impaired, the Administrative Agent or the Collateral Agent, as applicable, may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this paragraph shall survive the payment of all Obligations.
Each of the Administrative Agent and the Collateral Agent may resign at any time upon not less than ten (10) days’ written notice to the Lenders. Lenders holding a majority of the aggregate outstanding Commitments shall be permitted to remove the Administrative Agent or the Collateral Agent, as applicable, on no less than ten (10) Business Days’ notice. Upon such resignation or removal, such Lenders shall be permitted in their sole discretion (but in consultation with the Company) to appoint a new Administrative Agent or Collateral Agent, as applicable. Until a successor Administrative Agent or Collateral Agent, as applicable, has been appointed, the Lenders holding a majority of the aggregate outstanding Commitments shall act as Administrative Agent or Collateral Agent, as applicable.
Any organization or entity into which any Agent may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which such Agent shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of such Agent, shall be the successor of such Agent hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto.
The Loan Parties hereby acknowledge that (a) the Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks, SyndTrack Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities if the Borrower had publicly traded securities) (each, a “Public Lender”). Each Loan Party hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to such Loan Party that it will, or will cause its subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or to the Lenders pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, each Loan Party agrees, and agrees to cause its subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE INDEMNITEES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNITEES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNITEES HAVE ANY LIABILITY TO ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE

ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNITEES IS FOUND IN A FINAL, NON-APPEALABLE ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such electronic mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
a.to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Administrative Agent (including any claim under Sections 2.09, 2.10, 2.11, 2.12, 2.15, 2.16, 2.17, 2.18 and 10.03) allowed in such judicial proceeding; and
b.to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and
c.any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by the Administrative Agent to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to it, to pay to the Lenders any amount due to it, in its capacity as a Lender under the Loan Documents (including under Section 10.03).
The Secured Parties hereby irrevocably authorize each Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) any Agent (whether by judicial action or otherwise) in accordance with any applicable law; provided, that the Obligations of any regulated Lender may not be credit bid if such regulated Lender cannot comply with such applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the equity interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase); provided, that none of the Secured Parties shall be allowed to credit bid any of the Obligations independently and all such credit bids shall have to be submitted through, and administered by, an Agent (at the direction of the Required Lenders), as set forth herein. In connection with any such bid (i) each Agent (or its designee) shall be authorized, at the direction of the Required Lenders, to (x) form one or more acquisition vehicles to make a bid and (y) adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by any Agent (or its designee) with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.2 of this Agreement), (ii) each of the Secured Parties’ ratable interests in the Obligations shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such purchase and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent (or its designee) may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
The provisions of this Article are solely for the benefit of the Administrative Agent and Collateral Agent, and, except solely to the extent of a Loan Party’s rights to consent pursuant to and subject to the conditions set forth in this Article, a Loan Party shall not have any rights as a third party beneficiary of any such provisions.

ARTICLE IX
[RESERVED]

ARTICLE X
MISCELLANEOUS
Section 10.01    Notices.
a.Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:

i.if to Borrower (or any other Loan Party) at:

SDC FINANCIAL LLC
414 Union Street, 8th Floor
Nashville, TN 37219
Attention:	Troy Crawford
Email:	troy.crawford@smiledirectclub.com;
susangreenspon@smiledirectclub.com

ii.if to the Administrative Agent or the Collateral Agent, to:

Cluster Holdco LLC
c/o Camelot Venture Group, LLC
222 Lakeview Avenue, Suite 1550
West Palm beach, FL 33401
Attention:	Steven Katzman
Fax:	(248) 310-3635
Email:	skatzman@camelotvg.com
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by email shall be deemed to have been given when sent (or, if not given during normal business hours for the recipient, at the opening of business on the next Business Day for the recipient) and (iii) delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.
b.     Notices and other communications to the Administrative Agent or Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to the Administrative Agent if the Administrative Agent notified the Borrower and the Parent that it is incapable of receiving notices under such Article by electronic communication. The Lenders or Borrower and the Parent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
c.     Any party hereto may change its address or email address for notices and other communications hereunder by notice to the other parties hereto.

Section 10.02    Waivers; Amendments.
a.No failure or delay by the Lenders in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lenders may have had notice or knowledge of such Default at the time.
b.Except as provided in Sections 10.02(c) and 10.19, none of this Agreement, any other Loan Document or any term, condition or provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the relevant Loan Parties and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Required Lenders and the Loan Parties that are parties thereto, except where this Agreement specifies amendments only require the consent of the Administrative Agent; provided that no amendment, waiver or consent shall: (i) forgive or reduce the principal amount extend the Scheduled Maturity Date of any Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount of any Lender’s Commitment or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.02 without the written consent of such Lender; (iii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents without the written consent of all Lenders; (iv) amend, modify, waive or otherwise affect the rights, protections, immunities, indemnities, duties or obligations of, or any fees or other amounts payable to any Agent hereunder or under any other Loan Document, or any provision of Article VIII, without the written consent of such Agent; (v) amend or modify the definition of “Required Lenders” without the written consent of all Lenders; (vi) amend, modify or waive any provision of this Section 10.6 without the written consent of all Lenders; or (vii) release all or substantially all of the Collateral (or subordinate the Liens securing the DIP Facility with respect to a material part of the Collateral) or the value of the guarantees under the Guarantee Agreement (except as otherwise permitted herein or in the other Loan Documents) or subordinate the Obligations in right of payment, without the prior written consent of each Lender; provided further that, notwithstanding anything to the contrary herein, for the avoidance of doubt, (i) approval of the DIP Budget, (ii) waivers of Events of Default and (iii) modifications of any Milestones shall only require the consent of the Required Lenders.
c.Any amendment, waiver or other modification effected in accordance with this Section 10.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.
d.No agreement shall amend, modify or otherwise affect the rights, duties, benefits, privileges, protections, indemnities or immunities of the Administrative Agent or the Collateral Agent hereunder without the prior written consent of the Administrative Agent or the Collateral Agent, as the case may be.

Notwithstanding anything to the contrary herein or in any other Loan Document, any amendments, consents, waivers and extensions permitted under this Section 10.02 may be effectuated via email.
Section 10.03    Expenses; Indemnity; Damage Waiver.
a.Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Lender, the Administrative Agent and the Collateral Agent, including, in each case, the reasonable and documented fees, charges and disbursements of FisherBroyles, LLP, as primary counsel for the Agents, Husch Blackwell LLP, as counsel to one or more of the Lenders, Gibson, Dunn & Crutcher LLP, as counsel to one or more of the Lenders, and one additional local counsel in each applicable jurisdiction for each of the Lenders, the Administrative Agent and the Collateral Agent, in connection with the structuring and arrangement of the DIP Facility provided for herein and any credit or similar facility refinancing or replacing, in whole or in part, any of the credit facilities provided for herein, as well as the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Lenders or the Lenders as a group, the Administrative Agent and the Collateral Agent, including the fees, charges and disbursements of FisherBroyles, LLP, as primary counsel for the Agents, Husch Blackwell LLP, as counsel to one or more of the Lenders, Gibson, Dunn & Crutcher LLP, as counsel to one or more of the Lenders, and if deemed necessary by the Lenders, the Administrative Agent or the Collateral Agent, one additional local counsel in each applicable jurisdiction for each of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or associated with ongoing monitoring of the DIP Facility or the Borrower.
b.Borrower shall indemnify the Lenders, the Administrative Agent, the Collateral Agent (and any subagent of the foregoing Persons) and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the structuring and arrangement of the DIP Facility provided for herein, the preparation, execution, enforcement, delivery and administration of this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan, the terms of any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on, at, under to or from any property currently or formerly owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether such proceeding is initiated against or by any party to this Agreement, or any Affiliate thereof by an Indemnitee or any third party or whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee. This Section shall, not apply to any Taxes (other than Other Taxes or any Taxes that represent losses, claims, damages or related expenses arising from any non-Tax claim).

c.To the extent permitted by applicable law, a Loan Party shall not assert, or permit any of their respective Affiliates or Related Parties to assert, and hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.
d.All amounts due under this Section shall be payable not later than 10 days after written demand therefor.
Section 10.04    Successors and Assigns.
a.The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lenders (and any attempted assignment or transfer by a Loan Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby any legal or equitable right, remedy or claim under or by reason of this Agreement.
b.No Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) without the prior written consent of the Borrower and the other Lenders (which consent may not be unreasonably withheld or delayed); provided, that the Borrower’s consent to such assignment shall not be required after the occurrence and during the continuance of an Event of Default; provided, further, that the consent of the Borrower under this clause (b) shall be deemed given if the Borrower shall not have objected in writing to a proposed assignment within ten (10) Business Days after receipt by it of a written notice thereof from the Administrative Agent.
i.Assignments shall be subject to the following additional conditions:
A.each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; and
B.the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from the applicable Lender or its Approved Funds to one or more other Approved Funds of such Lender.
ii.From and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16 and 10.03).

iii.Upon receipt by the Administrative Agent of an Assignment and Assumption executed by an assigning Lender and an assignee, the processing and recordation fee referred to in this Section and, if the assignee is not an existing Lender, an Administrative Questionnaire and appropriate tax form, the Administrative Agent shall accept such Assignment and Assumption; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to such Lender that all written consents required by this Section with respect thereto have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender, the Administrative Agent and the other Lenders that such assignee is an Eligible Assignee. The Administrative Agent shall have no responsibility for or obligation to determine whether any Lender, prospective Lender, participant or prospective participant is an Eligible Assignee and shall not have any liability for assignments or participations made to any Person that is not an Eligible Assignee, and the Borrower, Lenders and each Affiliate thereto agree not to bring any claim to such effect.
Section 10.05    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lenders, or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.16 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
Section 10.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any separate letter agreements with respect to fees payable to the Lenders or the Agents) that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Lenders and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Facsimile transmission or other electronic transmission (e.g., “.pdf” or “.tif”) of an executed signature page to this

Agreement shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignments and Assumptions, amendments or other notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
Section 10.07    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 10.08    Right of Setoff. Subject to the DIP Orders, if an Event of Default shall have occurred and be continuing, the Agents and the Lenders are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by any Agent or Lender to or for the credit or the account of the Borrower or the Guarantors against any of and all the Obligations held by the Agents and Lenders (other than any escrow, payroll, employee health and benefits, pension, fiduciary, 401(k), petty cash, trust, and tax accounts), irrespective of whether or not the Agents or Lenders shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Agent or Lender shall notify the Borrower of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of the Agents and Lenders under this Section are in addition to other rights and remedies (including other rights of setoff) which the Agents and Lenders may have.
Section 10.09    Governing Law; Jurisdiction; Consent to Service of Process.
a.This Agreement shall be construed in accordance with and governed by the law of the State of New York and, to the extent applicable, the Bankruptcy Code.
b.Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have, or abstains from jurisdiction, the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and the Borrower and the Parent each hereby irrevocably and unconditionally agree that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Agents and Lenders may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower, the Parent or any of their respective properties in the courts of any jurisdiction.
c.Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
d.Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 10.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 10.12    Confidentiality. The Lenders agree to maintain the confidentiality of the Information (as defined below) with the same degree of care that it uses to protect its own confidential information, but in no event less than a commercially reasonable degree of care, except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Administrative Agent upon receipt of notice thereof, to the extent permitted by law, agrees to inform you promptly thereof), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Parent or any Subsidiary or its obligations, (g) on a confidential basis to any rating agency in connection with rating the Parent or the Subsidiaries or the DIP Facility provided for herein (h) with the consent of the Borrower, (i) to the extent such Information becomes publicly available other than as a result of a breach of this Section; provided that, in the case of clause (c)

above, the party disclosing such information shall provide to Borrower prior written notice of such disclosure to the extent permitted by applicable law (and to the extent commercially feasible under the circumstances) and shall cooperate with Borrower in obtaining a protective order for, or other confidential treatment of, such disclosure. For the purposes of this Section, “Information” means all information received from Borrower relating to the Parent or any Subsidiary or their businesses, other than any such information that is available to the Lenders, or any Affiliate of any of the foregoing, on a non-confidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.
Section 10.13    Violation of Law. Anything contained in this Agreement to the contrary notwithstanding, the Lenders shall not be obligated to extend credit to Borrower in violation of applicable law.
Section 10.14    USA Patriot Act Notice. The Agents and Lenders hereby notify the Loan Parties that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow the Agents and Lenders to identify the Loan Parties in accordance with such Act.
Section 10.15    Release of Liens. In the event that any Loan Party disposes of all or any portion of any of its assets to any Person (other than a Loan Party) in a transaction permitted by Section 6.05, the Administrative Agent and/or the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent or any of them to) take such action and execute any such documents as may be reasonably requested by the Borrower (or on behalf of any other Loan Party) and at the Borrower’s expense to (i) promptly release any Lien created by any Loan Document in respect of such assets, (ii) execute and deliver any documents necessary or reasonably requested by a Loan Party to evidence such release and (ii) if such Disposition is a sale of the Equity Interests in a Subsidiary, release such Subsidiary as a Guarantor under the Guarantee Agreement and from its obligations under the other Loan Documents to which it is party. In addition, if the Borrower or any Loan Party enters into any lease or sublease with, or grants any easement, right of way, permit, license, restriction or the like to, any Person (other than a Loan Party or any other Affiliate of the Borrower or any Subsidiary) in a transaction permitted by Section 6.05, the Administrative Agent and/or the Collateral Agent may (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent or any of them to) take such action and execute any such documents as may be reasonably requested by the Borrower (or on behalf of any other Loan Party) and at the Borrower’s expense to release or subordinate any Liens created by any Loan Document with respect to such lease, sublease, easement, right of way, permit, license, restriction or the like to such Person. In connection with any such transaction, the Administrative Agent and the Collateral Agent may rely conclusively (and without further inquiry) on a certificate provided to it upon its reasonable request by any Loan Party to the effect that such transaction is permitted by Section 6.05.
Section 10.16    [Reserved].
Section 10.17    [Reserved].
Section 10.18    Orders Control. To the extent that any specific provision hereof or in any other Loan Document is inconsistent with any of the DIP Orders, the Interim DIP Order or Final DIP Order, as applicable, shall control.

Section 10.19    Judgment Currency.
a.If for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
b.The obligations of the Borrower in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Company agrees, notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
Section 10.20    [Reserved].
Section 10.21    Erroneous Payments.
a.If the Administrative Agent notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
b.Without limiting Section 10.21(a), each Lender or any Person who has received funds on behalf of a Lender such Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent

(or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
i.(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
ii.such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.21(b).
c.Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
d.[Reserved].
e.The parties hereto agree that (1) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party and (2) to the extent an Erroneous Payment was in any way or at any time credited as a payment or satisfaction of any of the Obligations, the Obligations or part thereof that were so credited, and all rights of the applicable Lender or Administrative Agent, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment. Further, each party hereto agrees that, in the event a Lender is the recipient of an Erroneous Payment and such Lender fails to return such Erroneous Payment in accordance with Section 10.21(a), then the Administrative Agent shall be entitled to exercise its rights and remedies under Section 10.21(c) until the Administrative Agent has received all amounts owed by the Lender to the Administrative Agent pursuant to Section 10.21(a).
f.To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
g.Each party’s obligations, agreements and waivers under this Section 10.21 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 10.22    Conflicts. This Agreement shall be subject to the Agreed Security Principles. In the case of any conflicts between this Agreement and the Agreed Security Principles, the provisions of the Agreed Security Principles shall govern and control.
Section 10.23    Interest Rate Limitation. Notwithstanding anything in this Agreement to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.23 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.
[Signature pages follow]

I

N WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SMILEDIRECTCLUB, INC.

By:	/s/ Troy Crawford
Name: Troy Crawford
Title: Chief Financial Officer

SDC FINANCIAL LLC

By:	/s/ Troy Crawford
Name: Troy Crawford
Title: Chief Financial Officer

[Signature Page to DIP Credit Agreement]

CLUSTER HOLDCO LLC,
as Administrative Agent and Collateral Agent

By:	/s/ Steven Katzman
Name: Steven Katzman
Title: Manager

[Signature Page to DIP Credit Agreement]

CLUSTER HOLDCO LLC,
as a Lender

By:	/s/ Steven Katzman
Name: Steven Katzman
Title: Manager

[Signature Page to DIP Credit Agreement]

DAVID KATZMAN REVOCABLE LIVING TRUST
U/A/D JUNE 9, 1989,
as a Lender

By:	/s/ David Katzman
Name: David Katzman
Title: Trustee

[Signature Page to DIP Credit Agreement]

DBK INVESTMENTS, LLC,
as a Lender

By:	/s/ David Katzman
Name: David Katzman
Title: Manager of CVG Advisors LLC, its Managing Member

[Signature Page to DIP Credit Agreement]

DAVID B. KATZMAN 2009 FAMILY TRUST FBO RACHEL L. KATZMAN U/O/A DATED APRIL 1, 2009,
as a Lender

By:	TFO Trust Company, as administrative trustee

By:	/s/ Lisa Davis
Name: Lisa Davis
Title: Trust Officer, TFO Trust Company, LLC

DAVID B. KATZMAN 2009 FAMILY TRUST FBO JORDAN M. KATZMAN U/O/A DATED APRIL 1, 2009,
as a Lender

By:	TFO Trust Company, as administrative trustee

By:	/s/ Lisa Davis
Name: Lisa Davis
Title: Trust Officer, TFO Trust Company, LLC

DAVID B. KATZMAN 2009 FAMILY TRUST FBO ADAM B. KATZMAN U/O/A DATED APRIL 1, 2009,
as a Lender

By:	TFO Trust Company, as administrative trustee

By:	/s/ Lisa Davis
Name: Lisa Davis
Title: Trust Officer, TFO Trust Company, LLC

[Signature Page to DIP Credit Agreement]

JORDAN M. KATZMAN REVOCABLE TRUST DATED JUNE 14, 2018,
as a Lender

By:	/s/ Jordan M. Katzman
Name: Jordan M. Katzman
Title: Trustee

[Signature Page to DIP Credit Agreement]

JM KATZMAN INVESTMENTS, LLC,
as a Lender

By:	/s/ Jordan M. Katzman
Name: Jordan M. Katzman
Title: Manager

[Signature Page to DIP Credit Agreement]

ALEXANDER FENKELL REVOCABLE TRUST DATED OCTOBER 21, 2016,
as a Lender

By:	/s/ Alexander J. Fenkell
Name: Alexander J. Fenkell
Title: Trustee

[Signature Page to DIP Credit Agreement]

ALEXANDER J. FENKELL 2018 IRREVOCABLE TRUST DATED JUNE 21, 2018,
as a Lender

By:	/s/ Alexander J. Fenkell
Name: Alexander J. Fenkell
Title: Trustee

[Signature Page to DIP Credit Agreement]